TRINITY CAPITAL CORPORATION
2010 · Proxy Statement · 49 Pages

April 17, 2010

Dear Shareholder:

On behalf of the Board of Directors and management of Trinity Capital Corporation, we cordially invite you to attend the Annual Meeting of Shareholders of Trinity Capital Corporation to be held at 6:00 p.m. on May 27, 2010, at the Hilltop House Hotel located at 400 Trinity Drive, Los Alamos, New Mexico. This Proxy Statement discusses the business to be conducted at the meeting. At the meeting we will report on 2009 operations and results as well as year-to-date results and the outlook for the year ahead.

The Board of Directors has nominated three persons to serve as Class I directors, each of whom is an incumbent director. We recommend you vote your shares “for” the director nominees. Trinity’s Audit Committee has selected, and we recommend that you vote “for” the ratification of Moss Adams, LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010. The Board of Directors is also presenting for consideration an advisory resolution approving the compensation of Trinity’s Named Executive Officers and we recommend you vote "for" approval of the resolution.

We have again delivered your Annual Report and Proxy Statement via the Internet. We are pleased to deliver documents in this manner as it embraces our values of Innovation and Social Responsibility and will reduce waste as well as the costs associated with printing and mailing Trinity’s Annual Report and Proxy Statement. However, if you wish to receive a printed copy of these documents, please contact us and we will send one within three business days.  Under the Security and Exchange Commission’s regulations, we cannot send the Proxy Card with your Notice of Availability prior to 10 days following mailing of that Notice.

You may vote now on-line at http://www.lanb.com/Annual-Report.aspx or you may wait until you receive a Proxy Card in the mail on or about April 27, 2010. Instructions for voting are included on Page 5 of this Proxy Statement.

We look forward to seeing and visiting with you at the meeting.

Very truly yours,

Bill Enloe
President and Chief Executive Officer

Page 1..………………………………………….……………………………… Trinity Capital Corporation 2010 Proxy Statement

Notice of 2010 Annual Meeting of Shareholders

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SHAREHOLDER MEETING
TO BE HELD ON MAY 27, 2010

Time:	6:00 p.m. on Thursday, May 27, 2010
with hors d' oeuvres beginning at 5:00 p.m.

Place:	Hilltop House Hotel
400 Trinity Drive
Los Alamos, New Mexico

Items of Business:	1. Election of three members to the Board of Directors;
2. Ratification of the appointment of Moss Adams, LLP as Trinity’s independent registered public accounting firm for the year ending December 31, 2010;
3. To consider and approve an advisory resolution approving the compensation of Trinity’s Named Executive Officers; and
4. The transaction of such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

Record Date:	You can vote if you were a shareholder of record on March 15, 2010.

Annual Report:	Trinity’s 2009 Annual Report is available on-line at http://www.lanb.com/Annual-Report.aspx. If you wish to receive a physical copy of the Annual Report or this Proxy Statement, please contact us:
By Telephone at: (800) 525-9634 or (505) 662-1099 By E-Mail at: tcc@lanb.com By U.S. Mail at: Trinity Capital Corporation Stock Representative Post Office Box 60 Los Alamos, New Mexico 87544

Proxy Voting:
It is important that your shares are represented and voted at the Annual Meeting. You can vote your shares online or by completing and returning the Proxy Card sent to you. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in this Proxy Statement.

Steve W. Wells
Secretary
April 17, 2010

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Page 3.………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

2010 Proxy Statement

       This Proxy Statement is being furnished to shareholders of Trinity Capital Corporation, a New Mexico corporation (“Trinity”) with its principal executive offices located in Los Alamos, New Mexico, in connection with the solicitation by Trinity’s Board of Directors (“Board”) of proxies to be used at the 2010 Annual Meeting of Shareholders. The Annual Meeting will be held on May 27, 2010, at the Hilltop House Hotel located at 400 Trinity Drive, Los Alamos, New Mexico at 6:00 p.m., or at any adjournments or postponements of the meeting.

Trinity is a financial holding company which owns all of the common shares in Los Alamos National Bank, a national banking organization (“LANB”), and Title Guaranty & Insurance Company (“Title Guaranty”), a New Mexico corporation, and four special purpose business trusts, created for the sole purpose of issuing an aggregate of $37.1 million in trust preferred securities. LANB also holds interests in: TCC Advisors Corporation, a New Mexico Corporation as the sole shareholders, Finance New Mexico Investment Fund IV, LLC, holding 100% of the membership interests and holds a 24% membership interest in Cottonwood Technology Group, a New Mexico limited liability company.

Trinity’s Annual Report, including the consolidated financial statements for the year ended December 31, 2009, along with this Proxy Statement is first being made available to shareholders on or about April 17, 2010, via notice and electronic delivery. Physical copies of this Proxy Statement and Trinity’s Annual Report are available upon request.

Annual Meeting

Purpose of Annual Meeting. The Annual Meeting is held to allow shareholders to act upon the matters outlined in the Notice of Annual Meeting of Shareholders, including the election of directors, the ratification of Trinity’s independent registered public accounting firm and approval of an advisory (non-binding) resolution approving the compensation of Trinity’s Named Executive Officers. In addition, management will report on the 2009 and year-to-date performance of Trinity and respond to questions from shareholders.

Shareholders Entitled to Vote and Voting Rights. Shareholders of record as of the close of business on March 15, 2010, the record date for the Annual Meeting, will be entitled to vote their shares at the Annual Meeting. As of the record date, there were 6,440,784 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the shareholders at the Annual Meeting. Your Proxy Card(s) will state the number of shares held under each of your accounts. Trinity also has outstanding 35,539 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A and 1,777 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B (all held by the United States Department of the Treasury). None of the shares of Preferred Stock are entitled to vote at the Annual Meeting.

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How to Vote. Your vote is very important. If you are the record holder of your shares, you may vote either on-line, by mail or in person at the meeting. The following are instructions on how to vote using each of the mechanisms provided by Trinity.

Voting On-line.  Shareholders of Record on the Record Date will receive a Notice of Availability on or about April 17, 2010.  This Notice will include an On-Line Voting Information page and the codes necessary to vote on-line. You will receive separate login codes for each of your accounts. The login codes will also be contained on the Proxy Card you will receive in the mail on or about April 27, 2010.  This information is designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

•	Please have this information available and go to: http://www.lanb.com/Annual-Report.aspx.

•	Click on the words “Vote Here” and enter the Holder ID and Verification Code found on the On-Line Voting Information page of the Notice of Availability or on your Proxy Card.

•
Please click on the radio buttons to select how you wish to vote on the electronic Proxy Card.  When you have entered your vote on each of the three items, click once on the “Submit” button. You have then completed voting and will be taken back to the Annual Meeting webpage.

•	You may log on and vote at your convenience, 24 hours a day, 7 days a week. The deadline for voting on-line is 6:00 p.m. MST on May 27, 2009.

•	If you have multiple accounts, you must repeat the process for each account in order for all shares to be voted.

•	If you vote on-line and do not wish to change your vote, please do not complete and return the Proxy Card.

Voting by Mail. You will receive a Proxy Card in the mail on or about April 27, 2010.  Complete and sign the Proxy Card and mail it to Trinity in the accompanying pre-addressed envelope. No postage is required if mailed in the United States. If you do not receive a Proxy Card in the separate mailing, please contact us.

Voting in Person. If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of your broker or fiduciary, you will need to arrange to obtain a legal proxy from your broker or fiduciary, as described below, in order to vote in person at the meeting.  Even if you plan to attend the Annual Meeting, you should vote on-line or complete, sign and return your Proxy Card in advance of the Annual Meeting in case your plans change.

If you have multiple accounts reflected in Trinity’s stock transfer records and/or in accounts with brokers or fiduciaries, you will receive one Instruction Page in the Notice of Availability for on-line voting and one Proxy Card for each account. Please vote on-line for each account or complete, sign and return all Proxy Cards to ensure that all of your shares are voted.

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If you indicate how you want your shares voted, they will be voted as instructed. If you submit an on-line proxy or sign and return your Proxy Card, but do not indicate your voting instructions, the shares represented by your Proxy Card will be voted “for” all three nominees named in this Proxy Statement, “for” the ratification of Trinity’s independent registered public accounting firm and “for” approval of the advisory resolution approving the compensation of Trinity’s Name Executive Officers and in accordance with the judgment of the proxy holders on any other matter properly brought before the meeting and any adjournments and postponements of the meeting. The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted “for” substitute nominees. Proxies cannot be voted for more than three nominees. The Board has no reason to believe any nominee will be unable to stand for re-election.

If your shares are held in the name of your broker or fiduciary (or what is usually referred to as “street name”) you should have received this Proxy Statement from your broker or fiduciary with instructions on how to direct that person or entity to vote your shares. It will then be your broker’s or fiduciary’s responsibility to vote your shares in the manner you direct. Please complete, sign and return the Proxy Card in the envelope provided by your broker or fiduciary. We encourage you to provide directions to your broker or fiduciary as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker or fiduciary gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

Householding and Electronic Delivery. We have adopted a procedure approved by the SEC called “householding.”  Under this procedure, shareholders of record who have the same residential address or post office box and last name, or are reasonably believed by us to be members of the same family, will receive only one copy of Trinity’s Notice of Availability and Annual Meeting, unless one or more of these shareholders notifies us that they wish to continue to receive individual copies. We have also adopted the electronic delivery of the Annual Report and this Proxy Statement. Shareholders may request physical copies of the Annual Report and Proxy Statement. Trinity will mail such requested physical copies within three (3) business days of the request. These procedures reduce Trinity’s printing costs and postage fees from mailings.

Shareholders who participate in householding and electronic delivery will receive separate Instruction Pages for on-line voting and Proxy Cards for each account under which they own shares. Additionally, householding and electronic delivery will not in any way affect dividend check mailings and deposits.

Revocation of Proxies. You can revoke your proxy at any time prior to the Annual Meeting by: (i) voting on-line or by completing, signing and delivering a new Proxy Card;  (ii) providing a written notice of revocation to Trinity prior to the Annual Meeting; or (iii) by voting in person at the Annual Meeting. If you vote in person, revoking a prior proxy, please inform the election judges of your revocation. If you hold your shares in the name of your broker or fiduciary, and desire to revoke your proxy, you will need to contact that person or entity to revoke your proxy.

Required Vote.                                A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.  Shares are counted as present at the meeting if the shareholder either is present in person at the meeting or has properly submitted a signed Proxy Card or other form of proxy.

Page 6..………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

On March 15, 2010, the record date, there were 6,440,784 shares of common stock issued and outstanding. Therefore, at least 3,220,393 shares need to be present in person or by proxy at the Annual Meeting. Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present so long as at least one routine matter, such as ratification of Trinity's independent registered public account firm, is presented for approval.  In the event there are an insufficient number of votes for a quorum or to approve or ratify any of the items listed below at the time of the Annual Meeting, the meeting may be adjourned or postponed in order to permit us to further solicit proxies.  We will announce voting results at the meeting, if possible, and we will report the results via a Form 8-K filed within four business days of the Annual Meeting.

The following table sets forth the votes required for each item of business for the Annual Meeting:

Proposal 1: Election of Three Directors (Class I)
The three nominees for election as directors who receive the highest number of “FOR” votes will be elected as directors. This number is called a “plurality.”  You may vote “for” or “withhold authority to vote for” each nominee for director. If you do not vote for a particular nominee, or you indicate “withhold authority to vote” for a particular nominee on your Proxy Card, your non-votes or withholding of authority and broker non-votes will not count as votes cast either for or against the nominee, but will count for purposes of determining whether or not a quorum is present on the matter.

Proposal 2: To Ratify the Appointment of Moss Adams, LLP as Trinity’s independent registered public accounting firm for the Fiscal Year Ending December 31, 2010.
Ratification of the appointment of Moss Adams, LLP as Trinity’s independent registered public accounting firm for Trinity’s fiscal year ending December 31, 2010 requires a majority of the votes cast in person or by proxy at the Annual Meeting be voted “FOR” this Proposal. You may vote “for,” “against,” or “abstain” on the ratification of Moss Adams. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal, but will count for purposes of determining whether or not a quorum is present on the matter.

Proposal 3: To Approve an advisory resolution approving the Compensation of Trinity’s Named Executive Officers
Approval of the advisory resolution approving the compensation of Trinity’s Named Executive Officers for Trinity’s fiscal year ending December 31, 2009 requires a majority of the votes cast in person or by proxy at the Annual Meeting to be voted “FOR” this resolution. You may vote “for,” “against,” or “abstain” on the resolution. Abstentions and broker non-votes will not be counted as votes cast either for or against the resolution, but will count for purposes of determining whether or not a quorum is present on the matter. This vote is advisory, meaning that it will not be binding upon Trinity.  However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

How does the Board recommend that I vote?  Trinity’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of Moss Adams, LLP as Trinity’s independent registered public accounting firm for 2010 and “FOR” the approval of the resolution approving the compensation of Trinity’s Named Executive Officers.

Page 7.………………………………………….……………………………… Trinity Capital Corporation 2010 Proxy Statement

Cost of Proxy Solicitation. Trinity will bear the cost of soliciting proxies. In addition to solicitations by mail, Trinity’s officers, directors or employees may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

List of Shareholders. Pursuant to state law and the bylaws of Trinity, the names of the shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and the 10 days prior to the Annual Meeting, during regular business hours, at the Corporate Offices at: 1200 Trinity Drive, Third Floor, Los Alamos, New Mexico 87544.

Contact Us.  You may find copies of these documents at http://www.lanb.com/Annual-Report.aspx and all of Trinity’s filings on the SEC’s website through Trinity’s website: http://www.lanb.com/SEC-Filings.aspx. Please contact the Trinity Capital Corporation Stock Representatives, Ada Beth Carothers or Danette Clark to make the following requests:

•	If you wish to receive physical copies of these reports for the current year and/or permanently (please specify);

•	If you currently receive multiple copies of materials and wish to receive only a single copy of these documents for your household;

•	If you currently receive one copy of materials and wish to receive separate copies and do not wish to participate in householding; or

•	If you need to change or correct your name, address or other information.

You may contact us at:

By U.S. Mail:	1200 Trinity Drive, Los Alamos, New Mexico 87544
By E-mail:	tcc@lanb.com
By Telephone:	(800) 525-9634 or (505) 662-1099 or (505) 662-1036

Page 8.………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

Security Ownership of Certain
Beneficial Owners, Directors and Management

The following table sets forth certain information with respect to the beneficial ownership of Trinity’s common stock as of March 15, 2010, by each person known by us to be the beneficial owner of more than 5% of Trinity’s outstanding common stock, by each Director or nominee, by each Executive Officer named in the summary compensation table which can be found later in this Proxy Statement and by all Directors and Executive Officers of Trinity as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of March 15, 2010. The address for the Trinity Capital Corporation Employee Stock Ownership Plan f/k/a Los Alamos National Bank Employee Stock Ownership Plan (“ESOP”) is 1200 Trinity Drive, Los Alamos, New Mexico 87544.

Beneficial Ownership
Name of Individual or Individuals in Group	Reporting Type	Beneficial Ownership	Percent of Class
Trinity Capital Corporation ESOP (1)	5% Shareholder	627,030	9.74%
George A. Cowan (2)	5% Shareholder	729,097	11.32%
William C. Enloe (3)	Director and Named Executive Officer	227,372	3.53%
Jeffrey F. Howell (4)	Director	7,028	*
Deborah U. Johnson (5)	Director	10,000	*
Jerry Kindsfather (6)	Director	124,700	1.94%
Arthur B. Montoya, Jr. (7)	Director	7,796	*
Lewis A. Muir (8)	Director	286,288	4.44%
Stanley D. Primak (9)	Director	8,866	*
Charles A. Slocomb (10)	Director	3,336	*
Steve W. Wells (11)	Director and Named Executive Officer	116,879	1.81%
Robert P. Worcester (12)	Director	8,888	*
Daniel R. Bartholomew (13)	Other Named Executive Officer	21,792	*

All directors and executive officers as a group (11 persons) (14)		822,945	12.78%
* Indicates that the individual or entity owns less than one percent of Trinity’s common stock.

(1)	Of the 627,030 shares held by Trinity’s ESOP, all are allocated or will be allocated in 2010 to the individual participants’ accounts,

(2)	Dr. Cowan’s shares are held by The Delle Foundation, a non-profit corporation controlled by Dr. Cowan and his spouse.

(3)
Includes 24,350 shares over which Mr. Enloe shares voting and investment power with his spouse, 63,022 shares held by Mr. Enloe in Trinity’s ESOP and 140,000 shares available to Mr. Enloe through the exercise of options over which shares he has no voting power or investment power. All options which Mr. Enloe may exercise within 60 days of March 15, 2010 are included in his percentage of ownership.

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(4)	This number includes 100 shares held by Ms. Howell’s spouse to which she has disclaimed any beneficial ownership.

(5)	Ms. Johnson shares voting and investment power in 8,200 shares with her spouse. The remaining 1,800 shares are held by Ms. Johnson in her individual retirement account.

(6)	Includes 114,292 shares, one-half of the 228,584 shares held by J&G Investments, in which Mr. Kindsfather is a 50% partner with shared voting and investment power.

(7)
Dr. Montoya shares voting and investment power in 7,496 shares with his spouse. The remaining 300 shares are held by the Arthur B. Montoya, Jr., DDS Profit Sharing Plan over which Dr. Montoya shares voting and investment power.

(8)
Includes 279,525 shares held in the Lewis and Janice Muir Revocable Trust, of which Mr. Muir and his spouse  are the trustees and share voting and investment power, 1,105 shares over which Mr. Muir has sole voting and investment power and 5,658 shares over which his spouse has sole voting and investment power.

(9)
Includes 8,452 shares over which Mr. Primak shares voting and investment power with his spouse, 206 shares held in his individual retirement account and 208 shares held in the individual retirement account of his spouse.

(10)	Mr. Slocomb shares voting and investment power in such shares with his spouse.

(11)
Includes 46,850 shares Mr. Wells owns in Trinity’s ESOP, 12,705 shares held in his individual retirement account, 14,263 shares over which Mr. Wells has sole voting and investment power and 42,000 shares available to Mr. Wells through the exercise of options, over which shares he has no voting or investment power. This number includes 1,061 shares held by Mr. Wells’ spouse, obtained prior to marriage, to which he has disclaimed any beneficial ownership. All options which Mr. Wells may exercise within 60 days of March 15, 2010 are included in his percentage of ownership.

(12)	Mr. Worcester shares voting and investment power over such shares with his spouse.

(13)
Mr. Bartholomew owns 14,082 shares through Trinity’s ESOP, 10 shares over which Mr. Bartholomew shares voting and investment power with his wife and 400 shares owned by a Revocable Trust created by Mr. Bartholomew’s father and will transfer upon death to Mr. Bartholomew. Additionally, 7,000 shares are available to Mr. Bartholomew through the exercise of options, over which shares he has no voting or investment power. All options which Mr. Bartholomew may exercise within 60 days of March 15, 2010 are included in his percentage of ownership.

(14)
The total of all Directors and Executive Officers does not include George A. Cowan as he is no longer a Director but serves as a Director Emeritus and is the beneficial owner of more than 5% of Trinity’s outstanding common stock. The total percentage of ownership for all Directors and Executive Officers includes all options exercisable within 60 days by Trinity’s Named Executive Officers.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires that the directors, executive officers and persons who own more than 10% of Trinity’s common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are also required to furnish us with copies of all section 16(a) forms they file. Based solely on Trinity’s review of the copies of such forms furnished to us and, if appropriate, representations made by any reporting person concerning whether a Form 5 was required to be filed for 2009, we are not aware of any failures to comply with the filing requirements of Section 16(a) during 2009.

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Board of Directors and Corporate Governance

Trinity’s Board conducts its business through meetings of the Board and through the activities of its committees. The Board meets monthly and may schedule special meetings as needed. During 2009, Trinity’s Board held 13 meetings. Each of Trinity’s directors attended at least 75% of the total number of Board meetings held and meetings of the committees on which such directors served during 2009. It is Trinity’s policy that all directors shall attend the Annual Meetings, except in the event of illness or other unanticipated conflicts. All of the directors then serving attended Trinity’s 2009 Annual Meeting held on May 21, 2009.

The Board has established a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, among other committees. The table below provides membership and meeting information for each of these committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William C. Enloe 1
Jeffrey F. Howell	X2		X
Deborah U. Johnson			X
Jerry Kindsfather		X
Arthur B. Montoya, Jr.	X		X2
Lewis A. Muir	X	X
Stanley D. Primak		X	X
Charles A. Slocomb	X	X
Steve W. Wells 1
Robert P. Worcester	X	X2	X

Number of 2009 Committee Meetings	4	5	1

1	Messrs. Enloe and Wells are Executive Officers and as such are not members of the Board committees listed.
2              Committee Chair.

Trinity's Board Leadership Structure and Board Oversight of Risk. Trinity has a strong, independent Board of Directors.  It is Trinity’s policy that the Board consists of a majority of independent directors. Our key committees are chaired by and comprised entirely of independent directors (Audit, Compensation, Compliance and Nominating and Corporate Governance).  In addition, while Trinity's Bylaws allow for the Chief Executive Officer ("CEO") and Board Chair to be held by the same person, the Board believes a separation of these roles reflects good corporate governance practices. Consequently, Trinity's CEO and Board Chair have been separate positions from the Company's inception.  The separation of these positions allows for checks and balances with respect to the CEO role and the audit functions of the Board The Board Chair is responsible for conducting the business at Trinity's Board of Director Meetings and its executive sessions during which management and staff are absent. Executive sessions of non-management directors can be requested at any committee or Board of Directors meeting and are held several times a year.

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While the full Board is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have specific responsibilities with respect to our risk oversight.  Each Board committee has been assigned oversight responsibility for specific areas of risk and risk management, and each committee considers risks within its areas of responsibility.  For example, the Audit Committee is responsible for implementing internal audit controls and maintaining the safety, soundness and integrity of the institution by properly identifying, prioritizing, mitigating and managing risk.  The Audit Committee, along with the Nominating and Corporate Governance Committee, is tasked with ensuring the right risk and compliance culture exists at the organization by requiring adherence to our Code of Business Conduct and Business Ethics and adopting best practices in corporate governance.  The Audit Committee has a prominent role in our credit risk management as well as our operational risk, the integrity of our financial statements, compliance, legal risk and overall policies and practices related to risk management.   The day-to-day implementation is the responsibility of the Internal Auditor.  This individual is independent from management and reports directly to the Audit Committee, who provides regular updates to the full Board.  Trinity's Audit Committee meets in executive session at least once annually with our external auditing firm, the Internal Auditor, Chief Financial Officer and General Counsel.

As previously disclosed, in January of 2010, Los Alamos National Bank became subject to an agreement with the Office of the Comptroller of the Currency, requiring the Bank to take certain actions to address risk management and capital matters (the "Agreement").  In response to the Agreement, the Board established the Compliance Committee which is tasked with ensuring compliance with the Agreement, as well as providing an additional review of the risk management and practices of the Bank, particularly with respect to credit risk.  In addition, the Board has a Board Loan Committee which is responsible for ensuring the implementation of policies and procedures to ensure business is conducted within defined risk tolerances for our lending function, including lending policies, credit trends, and concentrations.  This committee, along with the Audit Committee, reviews our risks related to credit exposure and the adequacy of our allowance for loan and lease losses and ensures the right risk and compliance culture exists at the organization. The Board also has a Asset/Liability Management Committee which oversees key aspects of risks related to capital, liquidity, interest rates and market risks.  The Board has a Compensation Committee which oversees Trinity's compensation practices to ensure they do not encourage unnecessary or excessive risk taking by our management or employees and we comply with all requirements of the Treasury's Capital Program.  The Board also has a Technology Committee which oversees the technology used and changes to such technology in order to ensure the integrity and security of our systems and to address any potential market or reputational risks associated with our service delivery systems.  Finally, the Board has a Strategic Planning Committee which analyzes the market and reputational risks of, and ensures alignment between, Trinity's strategic objectives, business processes and resources. Additionally, the Board conducts succession planning at least annually, during which the CEO discusses the development of talent throughout the organization.

The membership of these committees overlaps with all directors serving on several of the committees. Each committee reports out to the full Board on significant or risk-related matters within its responsibilities.  Such interlocking memberships and sharing of information allows the Board insight into the management of strategic, credit, market, liquidity, compliance, operational and reputational risks facing the company. Management provides reports and data to the Board committees as well as participating in discussions. The Board interacts with key members of management within the organization on a regular basis through both Board and committee meetings and has access to these individuals outside of formal meetings.

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Director Independence. Trinity annually examines the relationships with each director to determine whether that director can be considered “independent,” “outside,” and “non-employee.” These standards are consistent with the requirements set forth by the NASDAQ stock market ("Nasdaq") and can be found on its website at http://www.lanb.com/TCC-Nominating-and-Corporate-Governance-Committee-.aspx. This analysis is reviewed by the Nominating and Corporate Governance Committee and the full Board. All of Trinity’s non-employee directors, with the exception of Ms. Johnson, were deemed independent in 2009. Ms. Johnson’s employer, Rick Johnson & Company, Inc. (“RJC”), an advertising and marketing firm, received over 5% of its gross revenue in 2009 from Trinity, resulting in Ms. Johnson not being considered “independent” under the Nasdaq rules.

Audit Committee. The members of the Audit Committee are Ms. Howell (Chair) and Messrs. Montoya, Muir, Slocomb, and Worcester, each of whom served on the Committee in 2009 and will continue in 2010 (with the exception of Mr. Muir who, as described below, is not eligible to stand for re-election under the provisions of Trinity's Bylaws as he is over the age of 75 at the time of the 2010 Annual Meeting when his current term expires).  Each member of the Committee is deemed to be “independent” as discussed above. The Board has determined that Ms. Howell qualifies and has appointed her to serve as the “audit committee financial expert” as defined in the SEC’s rules and regulations. The Board based this decision on Ms. Howell’s extensive professional experience, as described in her biography on page 42 of this Proxy Statement.

The Audit Committee is responsible for the following:

•
selection and retention of Trinity’s independent registered public accounting firm, approval of the services they will perform and review of the results, both with management and in executive session with the accounting firm;

•	reviewing the performance of the independent registered public accountants;

•
reviewing with management the systems of internal controls, including the adequacy and effectiveness of the systems of internal controls over financial reporting and any significant changes in internal controls over financial reporting, accounting practices and disclosure controls and procedures;

•	reviewing annual and quarterly financial statements and other Company filings; and

•	reviewing internal audit reports and associated controls.

The Committee has adopted a written charter which can be found on Trinity’s website at http://www.lanb.com/Management.aspx setting forth the Committee’s duties and functions.

Compensation Committee. The members of the Compensation Committee are Messrs. Worcester (Chair), Kindsfather, Muir, Primak and Slocomb, and Ms. Howell, each of whom served on the Committee in 2009 and will continue in 2010 (with the exception of Mr. Muir, as described above). Ms. Johnson ceased being a member of the Compensation Committee in March 2009 as a result of Ms. Johnson not being deemed to be independent and the new requirement as a participant in the Capital Purchase Program that all members must be independent. Each continuing member of the Committee is deemed to be “independent” as discussed above; each member of the Committee is deemed to be an “outside” director under Section 162(m) of the Internal Revenue Code of 1986, and a “non-employee” director pursuant to Section 16 of the Exchange Act. The Committee has adopted a written charter, which can be found on Trinity’s website at http://www.lanb.com/TCC-Compensation-Committee.aspx.  The charter sets forth the Committee’s duties and functions.

The Compensation Committee is responsible for the following:

•	discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers;

•	evaluating and making recommendations to the Board with regard to the compensation of directors;

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•
ensuring that the compensation of the Company’s executive officers and employees complies with all requirements of the United States Department of the Treasury's Capital Purchase Program ("CPP") and related laws and regulations as more fully described in the Compensation Discussion and Analysis beginning on page 17; and

•	reviewing the Compensation Discussion and Analysis and issuing the Compensation Committee Report for inclusion in Trinity’s Proxy Statement in accordance with all applicable rules and regulations.

Pursuant to its charter, the Compensation Committee may delegate authority to subcommittees and individual members of the Committee, where appropriate. However, the Committee cannot delegate its decision-making authority or its authority to make recommendations to the Board.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Messrs. Montoya (Chair), Worcester, Primak, Ms. Johnson and Ms. Howell each of whom served on the Committee in 2009 and will continue in 2010. Each member of the Committee is “independent” as discussed above, with the exception of Ms. Johnson. The purpose of the Committee is to evaluate and recommend to the Board nominees for consideration by Trinity’s shareholders to serve as directors and to review and analyze the corporate governance policies and practices of Trinity, including Trinity’s Code of Business Conduct and Business Ethics which may be found on Trinity’s website at: http://www.lanb.com/TCC-BCE-Charter.aspx. The Committee has adopted a written charter, which can be found on Trinity’s website at http://www.lanb.com/TCC-Nominating-and-Corporate-Governance-Committee-.aspx setting forth the Committee’s duties and functions.

Shareholder Proposals. Under Trinity’s bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to Trinity’s Corporate Secretary.  Such written notice of proposal (containing certain information specified in the bylaws about the shareholders and proposed action) must be submitted to Trinity's Secretary not later than 120 days prior to the first anniversary of the preceding year's annual meeting to be included in Trinity's proxy statement. For proposals to be otherwise brought by a shareholder and voted upon at an annual meeting, the shareholder must file written notice of the proposal (containing certain information specified in the bylaws about the shareholder and the proposed action) to Trinity’s Corporate Secretary no less than 60 days prior to the first anniversary of the preceding year’s annual meeting.

No shareholder proposals were received by Trinity by March 23, 2010.

To be considered for inclusion in Trinity’s proxy statement and form of proxy for Trinity’s 2011 Annual Meeting of Shareholders, shareholder proposals must be received by Trinity’s Corporate Secretary, at the above address, no later than January 27, 2011, and must otherwise comply with the notice and other provisions of Trinity’s bylaws, as well as Securities and Exchange Commission rules and regulations.  For Trinity’s 2011 Annual Meeting of Shareholders, to be considered for a vote, such proposal must be filed with Trinity’s Corporate Secretary not later than March 28, 2011.  Additional information on shareholder nominations is provided on page 37 of this Proxy Statement within Item I Election of Directors.

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Related Party Transactions. Trinity’s written Related Party Transaction Policy provides that all relationships between Trinity and any director, Named Executive Officer (“NEO”) or an entity related to a director or NEO, will be reviewed, approved or ratified by the Audit Committee of the Board, excluding loan transactions falling within the ordinary course of business exception for LANB. All transactions will be reviewed, regardless of type, when the transaction is anticipated to or actually meets or exceeds $120,000 in compensation to the director, NEO or an entity related to a director or NEO. The review will include the details of the relationship, including the nature of the relationship, the anticipated amount of compensation to be paid under the transaction, and, if possible, a comparison of market rates for similar products or services. The Audit Committee will consider the proposed relationship and either approve or deny the engagement. Additionally, the relationships with directors and their related entities will be reviewed each year as part of the determination of independence of each director and nominee. In the event that a relationship is entered into without prior approval of the Audit Committee, the Committee will be provided with detailed information regarding the relationship for ratification. If the Committee does not ratify the relationship, Trinity will terminate the relationship. Once a relationship has been created, Trinity will cause a request for proposals to be issued to the director, NEO or entity related to a director or NEO not less than every five years. This request will serve to ensure that Trinity is obtaining products and services on terms at least as favorable as if they were from an unrelated third party.

As stated above, Trinity engaged the services of RJC, an advertising and marketing firm, in 2009. Deborah U. Johnson, a Trinity director, was a principal shareholder and officer of RJC. Under the terms of Trinity’s agreement with RJC, we paid RJC approximately $494,129 in 2009 for advertising and marketing services, which is over 5% of RJC’s annual gross revenue, resulting in Ms. Johnson not being considered an independent director under the Nasdaq rules. Trinity’s policy did not require review, approval or ratification of its relationship with RJC, as described above as this relationship was in existence prior to the adoption of its Related Party Transaction Policy. However, Trinity has followed its policy with regard to renewals and modifications in its relationship with RJC. Based upon a Request for Proposals issued during 2007, we believe that the quality and terms for the advertising and marketing services provided by RJC are similar to those we would find with an unrelated third party.

The types of transactions, relationships and arrangements that are considered in determining independence but are not disclosed as a related party transaction include, but are not limited to, borrowing relationships and business relationships. Trinity has no indebtedness transactions with its directors or NEOs. Trinity is a financial holding company which controls LANB, a national bank. LANB commonly enters into customary loan, deposit and associated relationships with its directors and executive officers, all of which are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. All loans by LANB to Trinity’s directors and executive officers are subject to the regulations of the Office of the Comptroller of Currency. National banks are generally prohibited from making loans to their directors and executive officers at favorable rates or on terms not comparable to those available to the general public or other employees. LANB does not offer any preferential loans to Trinity’s directors or executive officers.

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Communications with Directors. All communications to Trinity’s directors should be made in writing to: Trinity Capital Corporation, General Counsel, 1200 Trinity Drive, Post Office Box 60, Los Alamos, New Mexico 87544. Communications will be forwarded to the addressee and/or the appropriate committee chair or director. The General Counsel may summarize the contents of any communication prior to forwarding the message to its intended recipient. Directors may review a log of all communications received or request copies of any communications at any time. Concerns relating to accounting, internal controls and auditing matters will be promptly raised with Trinity’s internal auditor, if appropriate, and reported to the Audit Committee. Trinity’s communication policy is available on Trinity’s website at http://www.lanb.com/TCC-commpolicy.aspx. Communications regarding concerns over the management or financial reporting of Trinity can also be addressed directly to the Audit Committee Chair through Trinity’s website at http://www.lanb.com/Management.aspx or by emailing auditchair@lanb.com.

Code of Business Conduct and Business Ethics. We have a Code of Business Conduct and Business Ethics (“Code”) in place that applies to all of Trinity’s directors, officers and employees, including Trinity’s Chief Executive Officer and Chief Financial Officer. Our Code requires ethical conduct at all times and conduct in accordance with all laws and regulations. The Code is posted on Trinity’s website at http://www.lanb.com/TCC-BCE-Charter.aspx. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code by posting such information on our website. No waivers or amendments to Trinity’s Code were granted or made in 2009.

Indemnification. The shareholders approved an amendment to the Articles of Incorporation at the 2003 Annual Meeting restating the indemnification provided to Trinity’s directors. The Articles of Incorporation provide for indemnification of directors to the fullest extent permitted by New Mexico law. This indemnification is provided so that Trinity’s directors may undertake their duties without undue concern regarding their personal liability.

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Compensation Discussion and Analysis

Overview. This Compensation Discussion and Analysis describes Trinity’s compensation philosophy and polices, as well as the compensation decisions made for 2009 as applicable to the Named Executive Officers (“NEOs”). This section explains the structure and rationale associated with each material element of the NEOs’ compensation, the rationale for the compensation determinations made by the Compensation Committee in 2009 and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section.

The difficult economic environment in 2009 presented significant challenges to Trinity.  Pressure on the economy and particularly on real estate values led to increased nonperforming assets held by the Bank and significantly increased provisions for loan losses.  Because our executive compensation programs are designed to align the compensation of our executives with the financial performance of Trinity, the 2009 financial performance impacted the compensation of our executive officers. The Board determined that pay raises would not be awarded to Mr. Enloe or Mr. Wells and that no bonuses or stock incentives would be granted to any employees, with the exception of the Profit Sharing program shared by all eligible employees of the Company.  Mr. Bartholomew received a raise based upon his performance and due to the significant deviation from average and median peer compensation and internal equity.

U.S. Treasury’s Capital Purchase Program and Federal Reserve Risk Analysis Rules

In order to more fully understand the Compensation Committee’s decisions with respect to compensation during 2009 and 2010, the Committee believes it is beneficial to understand the changing regulatory context in which these decisions were made.  In some cases, the regulatory changes clearly impacted the Compensation Committee’s decisions with respect to compensation paid to the NEOs, while in other cases the regulatory changes simply required the Committee to reconfirm its existing processes and procedures for determining executive compensation.

On March 27, 2009, Trinity became a participant in the Treasury’s Troubled Asset Relief Program (“TARP”) by participating in the Capital Purchase Program (“CPP”) element of TARP.  As a result of its participation in the CPP, Trinity and certain of its employees will be subject to compensation related limitations and restrictions for the period that the company continues to participate in the CPP (the “Participation Period”).  The CPP compensation limitations and restrictions include the following:

•
Except in limited circumstances, Trinity’s five most highly compensated employees (as determined on an annual basis) will be prohibited from receiving cash bonus payments during the Participation Period.  Messrs. Enloe and Wells were subject to this limitation during 2009 and Messrs. Enloe, Wells and Bartholomew will be subject to this limitation during 2010.

•
Except in limited circumstances, Trinity’s NEOs and its next five most highly compensated employees (each as determined on an annual basis) will be prohibited from receiving any severance payments upon a termination of employment or any payments triggered by the occurrence of a change control.

•
Trinity’s NEOs and next 20 most highly compensated employees will be subject to a “clawback” of incentive compensation if that compensation is based on materially inaccurate financial statements or performance metrics.  Further, no one in this group of employees can receive any tax gross-up payment during the Participation Period.

Page 17.………………………………………….……………………………… Trinity Capital Corporation 2010 Proxy Statement

•	Trinity will be limited to an annual deduction of $500,000 with respect to the compensation paid to each of its NEOs.

In connection with the CPP transaction, Trinity obtained waivers from its NEOs and five most highly compensated employees waiving claims against Treasury or Trinity for changes to the individual's compensation or benefits in order to comply with the CPP rules.  Trinity also obtained Omnibus Compensation Amendments from its NEOs and five most highly compensated employees modifying the terms of the Employment Agreements with Mr. Enloe and Mr. Wells and the general terms and arrangements, policies and agreements with the remaining employees with respect to such compensation prohibited by the CPP rules during the Participation Period.  As a consequence of such modifications of the Employment Agreements with Mr. Enloe and Mr. Wells, the non-compete provisions of their Employment Agreements were removed during the Participation Period.

As a result of its participation in the CPP, the primary means remaining available to the Company for compensating the employees covered by the CPP rules are now limited to cash salary, stock salary and, on a limited basis, restricted shares compliant with the CPP rules. The Compensation Committee made significant efforts in 2009 to determine how best to continue to meet the objectives of our compensation program within the context of these limitations, specifically the ability to attract and retain our key employees.  It was determined that, at this time, the Company would not increase the compensation of Mr. Enloe or Mr. Wells.

Trinity also implemented an Excessive or Luxury Expenses Policy effective September 13, 2009 which is posted on its website at http://www.lanb.com/Management.aspx.  This policy was required under the CPP rules.  Its implementation did not result in material changes to Trinity's previous expense policies.

In addition to the foregoing, the CPP rules and regulations will require the Compensation Committee to undertake a semi-annual risk assessment with respect to certain of the compensation plans, programs and arrangements maintained by Trinity, regardless of whether the individual employee(s) covered by the plan, program or arrangement is an NEO.  The risk assessments are intended to reduce the chance that any employee will be incentivized to take unacceptable risks in order to maximize his or her compensation under such plans, programs and arrangements.  The Compensation Committee is required to certify that it has conducted these assessments and made all reasonable changes.  Trinity's Compensation Committee has so certified within the Compensation Committee Report on page 26 of this Proxy Statement.

As the CPP final rules were implemented in 2009, the Committee continually discussed its compliance obligations with respect to our executive compensation programs at each Committee meeting.  It has depended upon guidance from our legal counsel to fully interpret the extent of the application of each of these requirements on our executive compensation programs.  As a result of Trinity's participation in the CPP, the Compensation Committee modified its charter to require semi-annual meetings to undertake the required semi-annual risk assessments and to require all members be qualified as independent directors.

Similar to the required CPP semi-annual risk assessment, in late 2009, the Board of Governors of the Federal Reserve issued proposed guidance that set forth a framework for assessing the soundness of incentive compensation plans, programs and arrangements maintained by financial institutions.  Although the guidance is designated as proposed, the Federal Reserve has indicated that it expects current compliance with the guidance.  The Federal Reserve’s framework focuses on balanced risk-taking incentives, compatibility with effective controls and risk management, and strong corporate governance.

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The Compensation Committee believes that an awareness and assessment of the impact of risk has always been, and will continue to be, a component of its analysis of executive compensation.  As such, the Committee recognizes the role of risk assessment in the overall processes and procedures for establishing such executive compensation.  In this regard, the Committee believes that the CPP semi-annual risk assessment and the Federal Reserve’s proposed rules will serve as a framework for reconfirming the appropriateness of the process and procedure the Committee has previously followed in reaching its decisions with respect to compensation related matters.

Compensation Philosophy and Objectives

Trinity’s compensation programs align with the Company’s culture, philosophy and strategy to provide long-term sustainable growth for its investors. In keeping with this strategy, Trinity’s compensation programs are focused on the following factors:

•	Reflect the qualifications, skills, experience and responsibilities of each NEO;

•	To attract and retain the most qualified, intelligent, honest and loyal employees by providing competitive compensation and benefits;

•
To provide each NEO with incentive and motivation to achieve superior job performance, deliver excellent customer service, and achieve his or her personal goals and contribute to the overall success of the organization; and

•	To encourage both generation of income and reduction of expenses by making all employees owners of Trinity.

We believe that Trinity’s employees are the key to our success as a company. As Trinity’s operations are located in geographic areas with lower than national unemployment rates and highly educated employee pools, Trinity’s compensation programs must be very competitive in order to attract and retain the highest quality employees. Compensation is awarded both on the basis of individual performance and Trinity’s success. NEOs share in many of the same compensatory programs as our other employees and many of these programs are shared in equal proportions by NEOs and employees, including our profit sharing program and the Employee Stock Ownership Plan (“ESOP”). These programs are employed to reward longevity and corporate performance, thereby aligning all of our employees’ interests with those of our shareholders. Trinity’s contributions to the ESOP and profit sharing program are based upon its profitability.

Compensation Factors and Committee Processes

General. Trinity’s NEOs’ base salaries are used to reflect individual performance, while short-term and long-term incentives are used to reflect corporate performance as well as to provide incentives for Trinity’s NEOs and other employees to continue to work to ensure the long-term profitability of Trinity. Trinity reviews the compensation practices for several peer groups, as discussed below, to ensure its compensation is competitive. Trinity does not use static performance criteria or measures, but instead looks at the complete picture of our returns in light of the market environment, competitors, economic conditions and other relevant factors that affect the profitability of Trinity. The Compensation Committee has discretion to take into account all factors and measures throughout the year, rather than certain items set at the beginning of the year which circumstances may have made less of a priority.

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Corporate Performance. In establishing compensation for Trinity’s NEOs for 2009, the Compensation Committee weighed the financial and other performance indicators and levels of success desired and expected in assessing the performance of its NEOs. The financial indicators were based upon the budget created by management and approved by the Board and focus primarily on the returns for LANB, including return on average equity, asset quality, efficiency, net income, return on average assets and regulatory compliance. Trinity’s Compensation Committee sets the expectations of meeting or exceeding these goals, but takes into account other internal and external factors that influence the levels of success that can be achieved in the given year. Additionally, Trinity provides equal consideration to LANB’s customer satisfaction levels and employee satisfaction levels. Trinity’s goals are set as “stretch” goals which are not easily attainable. As a result, Trinity retains the flexibility and full discretion to determine whether to reward its NEOs and to determine at what level based on corporate performance even if the measures contained in the budget are or are not fully met.

Individual Performance. Included in the consideration of individual performance is the expertise, skill set and workload requirements for each position as well as the responsibilities resultant from being a public company. All employees of Trinity and its subsidiaries set individual goals each year that are in alignment with departmental goals which, in turn, align with corporate goals and strategies. The goals are set by the employees and are discussed with and approved by each employee’s supervisor. The focus in developing annual and long-term goals remains on the interests of Trinity’s three key stakeholders: excellence in customer service, employee satisfaction and investor returns. Goals for Trinity’s NEOs typically include reaching budget for financial measures, progress toward or achievement of Trinity’s strategic goals, meeting opportunities and challenges as they arise, personnel management and development, and community support and involvement.

Peer Comparison. Trinity’s Compensation Committee believes that the compensation paid to similarly situated executives at other financial institutions should be a point of reference for measurement, but not the determinative factor in setting the compensation for Trinity’s NEOs. Recognizing the inherent difficulty in assessing and comparing compensation programs and awards, the Compensation Committee retains the discretion to determine the nature and extent of use of comparative compensation data.

In its 2009 compensation review, the Committee compared Trinity's compensation program to certain peer financial institutions. Data was provided by SNL Financial, Inc. regarding the 2008 reported compensation of NEOs for several peer sets of financial institutions, including: financial institutions by asset size, by geographic region, and by 2008 peer group (based on asset size and geography). The primary peer group used for 2009 included thirty-five (35) banking organizations with total assets ranging from slightly under $1 billion to $9.7 billion in assets primarily located within our region (the Southwestern and Western United States). The peer group was chosen because of the relative size in total assets and the geographic location.  The institutions included within the Compensation Committee's peer group analyses were:

Alliance Financial Corporation	First Financial Bankshares, Inc.
BancFirst Corporation	First Guaranty Bankshares, Inc.
Bancorp Rhode Island, Inc.	First State Bancorporation
Beverly Hills Bancorp, Inc.	Firstbank Corporation
Canandaigua National Corporation	Guaranty Bancorp
Centrue Financial Corporation	Horizon Financial Corp.
City Bank	IBERIABANK Corporation
CoBiz Financial, Inc.	Merchants Bancshares, Inc.
Eagle Bancorp, Inc.	MetroCorp Bancshares, Inc.
Encore Bancshares, Inc.	MidSouth Bancorp, Inc.
F & M Bancorporation	Palmetto Bancshares, Inc.
First Bancorp, Inc.	Peapack-Gladstone Financial Corporation

Page 20.………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

Preferred Bank	Southwest Bancorp, Inc.
PremierWest Bancorp	Texas Capital Bancshares, Inc.
Reliance Bancshares, Inc.	West Bancorporation, Inc.
Sierra Bancorp	Wilson Bank Holding Company
Southeastern Bank Financial Corp.	Yadkin Valley Financial Corporation
Southside Bancshares, Inc.

The Compensation Committee believes that the peer group is representative of the sector in which Trinity operates. From that analysis, the Committee concluded that its NEOs’ total compensation is generally below the median and average levels for its peers and its 2009 performance was generally above median and average levels.  The Committee does not target a certain benchmark within its peer group, but rather, uses the peer evaluation to validate that Trinity's compensation is competitive with our peers.

Role of Management and Compensation Consultants. William C. Enloe, Trinity’s Chief Executive Officer (CEO), sets the salary and bonus for Mr. Wells and Mr. Bartholomew. Mr. Enloe receives input and recommendations from the Committee with regard to the salary and bonus for Mr. Wells. Mr. Enloe provides recommendations regarding the stock incentives awarded and on the amount of Trinity’s contributions to the ESOP, profit sharing and other bonus programs. Mr. Enloe plays no role in determining the form or amount of his own compensation and does not make recommendations with regard to director compensation. Mr. Bartholomew does not participate in discussions regarding the other NEOs’ compensation.

The Committee has the authority to, pursuant to its charter, and has engaged compensation consultants from time to time, as deemed appropriate. When such consultants are retained, they are contracted for, and the scope of the engagement, is established by the Committee. The Committee did not engage consultants with respect to 2009 compensation of NEOs or directors.

Elements of Compensation

General. Trinity uses short- and long-term compensation, as well as, cash and non-cash compensation, to ensure that Trinity's compensation program is competitive with the market and to motivate employees to contribute to the profitability and sustainability of the company. Trinity’s compensation program includes the following elements which are available to all eligible employees: base salary, profit sharing, ESOP, discretionary performance bonuses, and benefits which include health insurance, life and disability insurance, flexible spending accounts, leave (vacation, sick and sabbatical), leave incentives, 401(k) Plan, health club memberships, education assistance, and products and service discounts. Trinity pays commissions in limited circumstances. Trinity’s managers may award performance bonuses to select employees for extraordinary efforts; however, certain employees are ineligible for bonuses under the CPP rules. Trinity also pays a portion of the premiums for certain insurance plans and makes available other plans at the employees' expense. In addition, Trinity has Stock Incentive and Deferred Income Plans for employees designated by the Board. Trinity recognizes and celebrates each employee’s anniversary with the grant of additional vacation hours at each anniversary, pins at 1, 3, 5, 10, 20, 25 and 30 years of service, four-week paid sabbaticals for every ten years of employment and special awards at 20, 25 and 30 years.

NEO compensation historically consisted of base salary, benefits, profit sharing, ESOP contributions, ESOP top-heavy cash payments for salaries in excess of plan caps, discretionary performance bonuses and discretionary stock incentives. NEOs are eligible to participate in all benefits on an equal basis with all other employees; however, during the CPP Participation Period, the top five highest compensated employees are not eligible to receive profit sharing, ESOP top-heavy cash payments, discretionary performance bonuses or discretionary stock incentives except as permitted by the CPP rules. Mr. Enloe is also provided with a vehicle allowance for one-half of his car lease, insurance, maintenance, gas and expenses for this vehicle.

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Base Salary. Salaries are established from year to year based primarily on individual performance as well as evaluation of peer and market rates. Mr. Enloe’s salary is set annually by the Board, based on the recommendations of the Committee.  Mr. Enloe sets, with the approval of the Committee and the Board, the salaries for Mr. Wells and Mr. Bartholomew.

At its March 23, 2010 meeting, the Committee determined that Mr. Enloe and Mr. Wells would not receive any salary increases.  In making the determination, the Committee recognized that Trinity’s financial performance in 2009, while better than many peer and direct competitors, did not meet budgeted levels. In addition, due to the economic environment and the continuing economic challenges, the Committee determined that it would continue a conservative approach to compensation. The Compensation Committee and management determined that such a short-term course was prudent and that the best interests of the shareholders was to continue holding executive compensation expense static. Mr. Enloe granted Mr. Bartholomew an 8.5% salary increase on February 20, 2010.  Mr. Bartholomew’s salary increase was based upon his individual performance in 2009 in the management of the Cashiers’ Department, financial reporting and controls, accomplishment of departmental goals and service to the community and, in part, to make Mr. Bartholomew's compensation more competitive with Trinity's peers.  The Board determined at its January 27, 2009 meeting not to grant any salary increases to Messrs. Enloe, Wells or Bartholomew for 2009.  The Board reevaluated the compensation of its NEOs at its meeting of August 27, 2009 and determined not to make any changes based upon Trinity's performance during the first two quarters of 2009.

The NEOs’ base salaries constitute the majority of total compensation for each. In 2009, the base salary accounted for approximately: 93% of Mr. Enloe’s total compensation; 90% of Mr. Wells’ total compensation; and 92% of Mr. Bartholomew’s total compensation. The NEOs’ total compensation is based upon the total amount shown in the Summary Compensation Table on page 29. The makeup of total compensation with the salary constituting the largest portion allows Trinity’s NEOs to strive to reach individual, department and corporate goals to grow Trinity’s profits, assets and returns on a consistent basis, without having conflicting incentives for year-to-year performance returns that may adversely affect long-term sustainable returns.

Short-Term Incentives.

Discretionary Performance Bonus. The Committee and the Board have the discretion to award Mr. Enloe a performance bonus, and Mr. Enloe has the discretion to award Mr. Wells and Mr. Bartholomew a performance bonus, based upon their individual and Trinity’s annual performance. The Board has traditionally retained bonuses as a smaller portion of total compensation as it believes management’s focus should be on long-term sustainability goals. In addition, as described below, the majority of Trinity’s NEOs receive short-term incentives through Trinity’s profit sharing and ESOP programs on the same basis as all other employees. Messrs. Enloe, Wells and Bartholomew did not receive a performance bonus in 2009.

The Board did not use predetermined performance criteria in 2009 to determine the amount of performance bonus a NEO may be eligible for, but rather, uses a wholly discretionary approach.  The Board reviewed Trinity’s performance as a guide, including a review of the key financial measures and adaptation to events, whether anticipated or unanticipated. The Compensation Committee believes this approach allows for an effective compensation program for Trinity’s NEOs that is also in alignment with Trinity’s compensation philosophy, corporate strategy and corporate culture.

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Profit Sharing and Employee Stock Ownership Plan. Short-term incentives are granted based upon Trinity’s performance. Trinity contributes to the profit sharing program based on its belief that sharing corporate profits is an effective motivating technique for employees. Trinity believes that sharing profits leads to employees who are more conscientious in reducing costs and increasing income and efficiency, thereby aligning their interests with those of our shareholders.  Trinity firmly believes that employee/owners act differently than employees who do not have a personal stake in their company. Trinity pays into the ESOP in accordance with its culture of ownership and as a method for providing some retirement funds for its employees.

All eligible hourly and salaried employees participate, on a proportional basis, in Trinity’s ESOP and Trinity’s profit sharing program. All eligible employees receive the same percentage of their eligible compensation, consisting primarily of their base salaries, through these programs. Sixty percent of each eligible employee’s award is in the form of a cash bonus through the profit sharing program and forty percent is contributed to the employee's ESOP account. Full-time employees become eligible for ESOP participation the year following the completion of 1,000 hours of service. An employee’s ownership of his or her ESOP account currently vests incrementally over a period of six years. Full-time employees become eligible for profit sharing participation the year following the completion of 18 months of service. Trinity’s contribution to these programs is recommended by the Compensation Committee and determined by the full Board based on the profitability of Trinity and is entirely discretionary.

To the extent permitted under the CPP rules during the Participation Period, Trinity’s NEOs participate in Trinity’s profit sharing and ESOP program on the same basis as all eligible employees. The Board determines, based on the Committee’s recommendation, the contribution amount, if any, each year based on Trinity’s performance. Trinity has granted approximately 7% of its pre-tax net income to these plans for each of the last nine years. Trinity’s ESOP program has top-heavy provisions that exclude an employee’s base salary in excess of $220,000. In 2008, the Board approved a top-heavy make-up cash payment to Trinity’s NEOs whose salaries are in excess of this amount so that they participate in the same percentage, although those funds are granted as a cash award in 2009. In January 2009, Mr. Enloe received top-heavy make-up payment (based upon the 2008 ESOP contributions of 7% of pre-tax net income for that year) of $8,240 and Mr. Wells received a top-heavy make-up payment of $2,361. In 2009, the profit sharing and ESOP portion of Trinity’s NEOs’ compensation, including any top-heavy make-up payments paid in 2009 for 2008 contributions to the ESOP, constituted 6.8% of Mr. Enloe’s total compensation; 9.4% of Mr. Wells’ total compensation; and 7.5% of Mr. Bartholomew’s total compensation. The NEOs’ total compensation is based upon the total amount shown in the Summary Compensation Table on page 29.

In its December 22, 2009 meeting, the Board determined the Company would contribute to Trinity’s profit sharing and ESOP in the amount of approximately 7% of pre-tax net income, with ineligible employee's payments retained by the Company.  These programs reward all employees for their efforts contributing to the profitability of Trinity. Additionally, the ESOP is the second-largest shareholder of Trinity, tying the financial interest of our employees to the interests of the shareholder in enhancing the value of Trinity’s stock.

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Long-Term Incentives.

General. Trinity has granted stock incentives to key employees, including its NEOs, as motivation to enhance the appreciation of Trinity’s stock price and returns and to reward their efforts through the long-term appreciation of Trinity’s stock price. While such grants have a minimal dilutive effect on the interests of existing shareholders, the Committee and the Board believe that aligning the senior leaders’ personal long-term interests with those of the shareholders outweighs this effect. The full benefit of the stock incentives are only realized upon the appreciation of Trinity’s stock price, providing an incentive for participants to create value for Trinity’s shareholders by delivering consistent and sustainable returns and equity in the Company.

Trinity Capital Corporation 2005 Stock Incentive Plan. The following is a brief description of the material terms of the 2005 Plan. The following summary is qualified in its entirety by reference to the full Plan which may be found as Appendix A to Trinity’s 2005 Proxy Statement.

•
A maximum of 500,000 shares of Trinity’s common stock are reserved for issuance. A maximum of 100,000 shares may be granted to an individual during any calendar year. Shares delivered will be authorized but unissued shares of Trinity common stock, treasury shares or shares purchased in the open market or otherwise.

•
In the event of recapitalizations, reclassifications or other specified events affecting Trinity or shares of Trinity’s common stock, appropriate and equitable adjustments may be made to the number and kind of shares of Trinity’s common stock available for grant, as well as to other maximum limitations under the 2005 Plan, and the number and kind of shares of Trinity common stock or other rights and prices under outstanding awards.

•	The 2005 Plan is an “omnibus” stock plan that permits the Compensation Committee to utilize various types of equity-based awards.

•
The price of any stock option granted may not be less than the fair market value of Trinity’s common stock on the date the option is granted. The option price is payable in cash, shares of Trinity’s common stock, through a broker-assisted cashless exercise or as otherwise permitted by the Compensation Committee.

•	The 2005 Plan does not permit the repricing of options or stock appreciation rights (“SARs”) without the approval of shareholders or permit the granting of discounted options.

•
The 2005 Plan will have a term of ten years expiring on April 7, 2015, unless terminated earlier by the Board. The Board may at any time and from time to time and in any respect amend or modify the 2005 Plan. The Board may seek the approval of any amendment or modification by Trinity’s shareholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or Section 422 of the Internal Revenue Code, or another exchange or securities market or for any other purpose.

1998 Stock Option Plan. Awards granted prior to January 1, 2005 were issued under the 1998 Stock Option Plan. This Plan can be found as Exhibit 10.4 to Trinity’s Form 10 filed on April 30, 2003. Trinity no longer grants awards under the 1998 Plan although 17,000 shares are still authorized for issuance under this Plan. Stock Options to purchase 229,000 shares of Trinity common stock issued under the 1998 Plan were outstanding as of December 31, 2009.

Page 24.………………………………………….……………………………… Trinity Capital Corporation 2010 Proxy Statement

Equity Awards. Mr. Enloe makes recommendations to the Board with regard to the amount and type of stock awards for all other employees. These recommendations are considered by the Committee which, in turn, provides its own recommendations for approval by the full Board. The Committee delegates administration of the awards to management. Trinity does not have a program, plan or practice to time equity awards to its executives in coordination with the release of material nonpublic information nor does Trinity time the release of material non-public information for the purpose of affecting the values of executive compensation. Trinity has not repriced any compensation awards, including stock incentive grants nor has it made any material modifications to these Plans or awards. Trinity typically determines grants of stock incentives near the end of each fiscal year and announces those awards as soon as practicable following the grant.

Trinity’s stock incentive awards have been priced at or above the market value of the stock based on the last reported sale price as of the date of grant which is also the date of approval, with the exception of the July 1998 stock option grant which was granted at $0.25 below the last reported sale price and the January 1, 2006 stock appreciation right grant which was approved on December 15, 2005 and granted at the closing market price as of December 31, 2005. Trinity set the SARs grant date on a date other than the approval date as the result of an accounting rule change benefiting Trinity that took effect on January 1, 2006. Trinity has awarded all stock option and SARs based on the last reported market price of Trinity’s stock on the option grant date, with the exception of the July 1998 and January 2006 grants as described above. Trinity will in the future price all options and other equity awards at or above market price as of the actual grant date.

Trinity has shifted from the grant of Non-Qualified Stock Options (NQSOs) to the grant of SARs beginning in 2006 due to several considerations. The Committee and the Board determined that the dilutive effect of such awards were reduced by the grant of SARs rather than NQSOs as fewer shares will be issued upon maturity, thereby benefitting Trinity’s shareholders. Additionally, the Committee and the Board considered the expense to exercise and pay taxes associated with NQSOs, thereby limiting the motivational effect on grantees. The Committee and the Board concluded that the grant of SARs, rather than NQSOs, better served the interests of both grantees and shareholders.

As discussed above, Trinity did not award any stock incentives to the NEOs in 2008 or 2009.

Page 25.………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

Compensation Committee Report

The report of the Compensation Committee below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Trinity specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee reviewed and discussed Trinity’s Compensation Discussion and Analysis with management. The Compensation Committee also reviewed its composition and concluded that a majority of Directors serving on the Compensation Committee are independent pursuant to the standards promulgated by Nasdaq. The Compensation Committee has met and held discussions with management regarding the fair and complete presentation of Trinity’s compensation practices, policies and plans.

In addition, the Compensation Committee certifies that:

•
In May 2009 and again in December 2009, it reviewed with Trinity’s Internal Auditor and General Counsel, the Company’s NEO incentive compensation arrangements and made all reasonable efforts to ensure that such arrangements do not encourage NEOs to take unnecessary and excessive risks that threaten the value of the Company;

•
During the six month period beginning September 14, 2009, it reviewed with Trinity’s Internal Auditor and General Counsel the employee compensation plans, including NEO incentive compensation plans, and made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

•
During the six month period beginning September 14, 2009, it reviewed with Trinity’s Internal Auditor and General Counsel the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Trinity to enhance the compensation of any employee.

The certification above is being provided in accordance with the requirement of the Interim Final Rule issued June 15, 2009 by the U.S. Department of the Treasury.

In the course of conducting its Risk Assessment, the Compensation Committee considered the overall business and risk environment confronting Trinity and how the NEO compensation plans and employee compensation plans serve to motivate employee behavior when operating within that environment.  In particular, the Compensation Committee’s Risk Assessment focused on the following compensation plans (* denotes plans in which NEOs participate):

Base Salary*	Employee Stock Ownership Plan*
Performance Bonuses*	Equity Incentive Plan*
Annual Bonuses	Change in Control Agreements*
Profit Sharing*	401(k) Plan

With the exception of Change in Control Agreements, Trinity does not maintain any compensation plans in which only NEOs participate.  For purposes of this discussion, references to “NEO compensation plans” mean the portion of an employee plan in which the NEOs participate.

Page 26.………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

With respect to the NEO compensation plans, the Compensation Committee believes that such plans do not encourage Trinity's NEOs to take unnecessary or excessive risks that could harm the value of the company.  The Compensation Committee believes this to be true because, as is more fully described in the Compensation Discussion and Analysis, the Compensation Committee strives to provide a balanced aggregate compensation package to our NEOs that serves to incentivize our NEOs to manage the business of Trinity in a way that will result in company-wide financial success and value growth for our shareholders.

We believe it is appropriate for our executives to focus certain of their efforts on near-term goals that have importance to the company; however, we also acknowledge that near-term focus should not be to the detriment of a focus on the long-term health and success of Trinity.  In practice, providing base salary to any employee provides the most immediate reward for job performance.  The Compensation Committee engages in an annual process, as is described in the Compensation Discussion and Analysis, to set base salary.  We believe our process for establishing base salary is relatively free from risk to the company, as we do not typically make significant adjustments to base salary based on a single year’s performance.  The Committee believes it is appropriate to reward our executives' focus on near-term goals, when such goals correspond to the overall company goals and direction set by our Board of Directors.  To reward the executives for such focus, the Compensation Committee may award, at its full discretion, cash bonuses to our executives.  In awarding cash bonuses through our profit sharing program, we try to provide an adequate level of reward and future incentive for the achievement of company goals, while also ensuring that the amounts awarded are not such a substantial portion of the total compensation that they could promote behavior that would encourage unreasonable or excessive risks.  In this way, we believe the awards under our profit sharing program do not encourage our executives to take unnecessary or excessive risks that could harm the value of Trinity.

The other incentive compensation elements offered to our NEOs, with the exception of perquisites, are intended to reward performance over the long-term or are intended to focus our executives’ attention on the long-term performance of the company.  We feel there is little, if any, risk associated with our Employee Stock Ownership Plan (ESOP) and 401(k) Plan as both are tax-qualified retirement plans that are subject to and maintained in accordance with the mandates of the Internal Revenue Code and the Employee Retirement Income Security Act.  We believe our Equity Incentive Plans help to tie our executives’ interest more closely to those of our shareholders by giving them an equity interest in the company.  We feel this equity interest in Trinity promotes a long-term focus among our executives on the financial success of the company.  Finally, while Trinity has adopted a deferred compensation plan, it has not yet granted its use by any employee or NEO.

With respect to the employee compensation plans, the Risk Assessment has not resulted in a determination by the Compensation Committee that changes were necessary to bring such plans into compliance with the CPP rules.  We believe the company has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans.  The Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

The Committee intends to continue, in accordance with its obligations under CPP, to periodically review and assess the NEO compensation plans and employee compensation plans to ensure that the risk-taking behavior incentivized by such plans is kept to an appropriate level.  The Committee will, as necessary, amend or discontinue any plan or revise any company policy or procedure to meet its obligations under CPP.

Page 27 .………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

Based on the review and discussions, the Compensation Committee determined that the risk management oversight and the internal controls embedded within the organization, the discretionary nature of most compensation plans or a combination of these features, are key features that serve to ensure that the compensation plans do not encourage undesirable risk-taking activities or the manipulation of earnings.  The Compensation Committee has recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis contained herein be included in Trinity’s Annual Report on Form 10-K for the year ended December 31, 2009 and Proxy Statement, for filing with the Securities and Exchange Commission.

The Compensation Committee:

Robert P. Worcester (Chair)
Jerry Kindsfather
Lewis A. Muir
Stanley D. Primak
Charles A. Slocomb

Page 28 .………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

Executive Compensation

Named Executive Officers (“NEOs”). Trinity currently has three NEOs. These officers are: William C. Enloe, Chief Executive Officer and President of Trinity, Chief Executive Officer and Chairman of LANB and Chief Executive Officer and Chairman of Title Guaranty; Steve W. Wells, Secretary of Trinity and President and Chief Administrative Officer of LANB; and Daniel R. Bartholomew, Chief Financial Officer of Trinity and LANB. The following table contains the summary of compensation to Trinity’s NEOs from 2007 to 2009.

2009 Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus [1]	Option Awards [2]	All Other Compensation	Total
		($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(f)	(i)	(j)
William C. Enloe, Chief Executive Officer of Trinity	2009 2008	372,339 372,339	0 250	0 0	29,054 57,542	401,393 430,131
	2007	347,975	45,275	128,355	68,240	589,845
Steve W. Wells, President of LANB	2009 2008	255,549 255,549	0 250	0 0	27,187 44,590	282,736 300,389
	2007	240,822	20,250	64,178	33,690	358,940
Daniel R. Bartholomew, Chief Financial Officer of Trinity	2009 2008	149,248 149,248	0 0	0 0	12,218 20,532	161,466 169,780
	2007	132,475	7,000	29,928	17,074	186,477

(1)	Bonus consists of discretionary performance and other bonuses.
(2)
Amounts reported under this column reflect the grant date fair value of during the years ended December 31, 2009, 2008 and 2007, in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts  are set forth in Note 13 to our consolidated financial statements for the year ended December 31, 2009, which is located on pages 96 and 97 of our Annual Report on Form 10-K.  Option awards were awarded to Mr. Enloe and Mr. Wells in both January 2007 and December 2007.  The awards in January were based upon 2006 performance.

Included in the above Summary Compensation Table is Other Compensation (Column i). The following table provides more detail on the compensation paid to Trinity’s NEOs in 2009 included in that column.

All Other Compensation Table
Name	Year	Perquisites and Other Personal Benefits	Profit Sharing	Insurance Premiums ($)	Company Contributions Related to ESOP	Total ($)
		($)	($)		($)
William C. Enloe	2009	-	21,225	1,958	5,871	29,054
Steve W. Wells	2009	-	20,748	568	5,871	27,187
Daniel R. Bartholomew	2009	-	8,306	120	3,792	12,218

Page 29 .………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

    Profit Sharing paid to our NEOs was paid in January 2009, prior to our entry into CPP, and was based upon the financial performance of Trinity in 2008.  Included in “Insurance Premiums” are health, life and disability insurance for our NEOs which are provided on the same terms to all employees. “Company Contributions Related to ESOP” is constituted of contributions to the ESOP and ESOP top heavy contributions received by the NEOs in cash. ESOP top heavy payments were paid in January 2009, prior to our entry into CPP, and based upon the financial performance of Trinity in 2008.

Grants of Plan-Based Awards

One element of the compensation for Trinity’s NEOs is the granting of long-term stock incentives. All stock incentives are granted based on incentive plans approved by the shareholders. These include the 1998 Stock Option Plan and the Trinity Capital Corporation 2005 Stock Incentive Plan. Trinity did not grant any stock incentives to its NEOs in 2009.

Outstanding Equity Awards at Fiscal-Year End

The table below depicts all equity awards outstanding as of the 2009 year-end.

2009 Outstanding Equity Awards at Fiscal Year-End Table
	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
William C. Enloe	0	16,000	$ 25.00	12/18/2012
	0	18,000	$ 28.75	1/16/2012
	0	28,000	$ 28.00	1/1/2011
	28,000	0	$ 30.50	8/16/2015
	28,000	0	$ 32.00	12/18/2013
	28,000	0	$ 22.00	12/19/2012
	28,000	0	$ 20.00	12/20/2011
	28,000	0	$ 20.00	12/14/2010
Steve W. Wells	0	8,000	$ 25.00	12/18/2012
	0	9,000	$ 28.74	1/16/2012
	0	14,000	$ 28.00	1/1/2011
	14,000	0	$ 30.50	8/16/2015
	14,000	0	$ 32.00	12/18/2013
	14,000	0	$ 22.00	12/19/2012
Daniel R.	0	4,000	$ 25.00	12/18/2012
Bartholomew	0	4,000	$ 28.75	1/16/2012
	0	7,000	$ 28.00	1/1/2011
	7,000	0	$ 30.50	12/16/2014

        (1)  SARs vest on the fifth anniversary of the date of grant.
(2)	NQSOs vest in equal amounts over the first three years following grant and expire on the tenth anniversary of grant.

Page 30.………………………………………….……………………………… Trinity Capital Corporation 2010 Proxy Statement

Option Exercises and Stock Vested in 2009

The following table shows the number of shares of stock acquired through the exercise of options in 2009 and the value realized on exercise. The value realized on exercise is calculated by the difference of the option exercise price and the reported trade price as of the date of exercise multiplied by the number of shares exercised. The options exercised in 2009 were all Non-Qualified Stock Options issued under the 1998 Stock Option Plan and as such the value realized on exercise listed below is taxable as ordinary income to the grantee.

2009 Option Exercises and Stock Vested Table
Name	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise
	(#)	($)
William C. Enloe	-	-
Steve W. Wells	14,000	24,500
Daniel R. Bartholomew	-	-

Employment Agreements

Trinity has entered into Employment Agreements with Mr. Enloe and Mr. Wells. Trinity entered into these agreements to provide certainty in the relationship between Trinity and these two key employees in relation to their positions, non-compete and non-solicitation agreements and change of control provisions. The key provisions to these agreements are discussed below in the Post-Employment Compensation section and are qualified in their entirety by reference to the full Employment Agreements, as modified, which may be found as Exhibits 10.11 and 10.12 to Trinity’s Form 10-K filed on March 16, 2007 and Amended on March 13, 2008, which Amendments may be found as Exhibits 10.11 and 10.12 to Trinity’s Form 10-K filed on March 17, 2008 and Amended by an Omnibus Compensation Amendment executed on March 24, 2009, the form of which Amendments may be found as Exhibit 10.3 to Trinity’s Form 8-K filed on March 27, 2009.  In addition, Mr. Enloe and Mr. Wells have entered into a Waiver, the form of which may be found as Exhibit 10.2 to Trinity’s Form 8-K filed on March 27, 2009, waiving certain rights under the Employment Agreements and other benefit and compensation plans pursuant to the requirements for participation in the CPP.

Page 31.………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

Trinity’s Employment Agreements contain non-compete, non-solicitation, non-disparagement and confidentiality provisions, equitable enforcement provisions, and dispute resolution provisions. These provisions were consideration to induce Trinity to enter into the agreements and thus, any benefit conferred by the Employment Agreements is conditioned on the honoring of these terms by the employee. Trinity’s Employment Agreements further precondition the receipt of any severance pay or other benefits upon the employee remaining available for consultation for a twelve month period following termination, not to exceed 100 hours and the release of any employment related claims. Trinity modified these Employment Agreements on March 24, 2009, through an Omnibus Amendment and Waiver in order to comply with the CPP rules, as discussed in more detail in the Compensation Discussion and Analysis beginning on page 17 above. The Omnibus Amendments and Waivers, among other provisions, required Mr. Enloe and Mr. Wells to relinquish all rights to severance payments during the CPP Participation Period. Trinity determined that it was appropriate to eliminate the non-compete provisions of those Employment Agreements in the limited circumstance that the employment of Mr. Enloe or Mr. Wells is terminated and said employee(s) are prohibited by law from receiving the severance provided in consideration for such non-competition provisions. The non-solicitation and non-disparagement provisions remain in full effect regardless of the receipt of severance or other benefits.  Upon repayment in full of CPP funds, Mr. Enloe and Mr. Wells will again be entitled to severance payments in accordance with the terms of the Employment Agreements and will be subject to their non-compete provisions.

Trinity’s amendments to the Employment Agreements with Mr. Enloe and Mr. Wells on March 24, 2009, also included the imposition of a provision that requires the adjustment or recovery of awards or payments upon restatement or other adjustment of relevant company financial statements or performance metrics. Thus, to the extent that such adjustment or recovery is required under applicable securities law, the CPP rules or other law, Trinity’s Employment Agreements with Mr. Enloe and Mr. Wells provide that they will make restitution.  Awards or payments made to Mr. Bartholomew and the top twenty highest compensated employees will likewise be subject to recovery upon restatement or other adjustment of relevant company financial statements or performance metrics.

Post-Employment Compensation

The CPP rules will prohibit the Company from making any payment to the NEOs for departure from Trinity for any reason, except for payments "for services performed or benefits accrued."  Except in the case of an NEO's death or disability, the CPP rules generally will prohibit the payment of any severance amounts and will also serve to restrict the ability of Trinity to accelerate the vesting of any compensation and/or benefits upon a termination of employment or a change in control.

The Compensation Committee believes that, even though the CPP rules will prohibit such payments if a change in control or other termination of employment occurs during the Participation Period, it is beneficial to understand the terms of the arrangements that would apply except for such CPP rules.

Trinity has various agreements which require payments be made to its NEOs upon termination or constructive termination. The following is a description of the applicable post-employment plans and benefits provided by Trinity through its employment plans and agreements to its NEOs. As noted above and in the Compensation Discussion and Analysis section of this Proxy Statement, because of the application of the CPP rules, if a termination of either Mr. Enloe or Mr. Wells had occurred as of December 31, 2009, neither would have been eligible to receive any severance.  Mr. Bartholomew is not a party to an agreement that provides for any severance payments upon a termination of employment.

Trinity does not have a Pension Benefits Plan nor have its employees used the Trinity Capital Corporation 2005 Deferred Income Plan. Trinity’s NEOs participate in Trinity’s ESOP, which is a qualified retirement plan, in the same manner as all other Trinity employees. All of Trinity’s NEOs are fully vested in the ESOP and would be entitled to distribution of their account balances upon termination for any reason. The values of the NEOs’ ESOP accounts are not included in the Post-Termination Payments below and would not be subject to the CPP's prohibition on severance payments.

Upon the conclusion of the CPP Participation Period, when the CPP rules are no long applicable to Trinity and its employees, Mr. Enloe and Mr. Wells will again be eligible to receive certain severance payments under their Employment Agreements as described below.

Page 32.………………………………………….……………………………… Trinity Capital Corporation 2010 Proxy Statement

    Payments upon Voluntary Termination. New Mexico is an “at will” employment state, and does not require severance payments upon voluntary termination in the absence of an agreement to the contrary.  None of Trinity’s NEOs are entitled to payment of severance upon voluntary termination.  Mr. Enloe and Mr. Wells are required to provide 60 days prior notice of their intent to terminate employment voluntarily under their Employment Agreements.  The NQSOs granted under the 1998 Plan exercisable as of the date of an NEO or other recipient’s voluntary termination must be exercised by the earlier of the specified expiration date or two years following the date of termination.  All non-vested NQSOs are forfeited on the date of voluntary termination.  Under the 2005 Plan, NEOs or other recipient employees who voluntarily terminate must exercise all vested NQSOs within 90 days following termination.  NQSOs granted under the 2005 Plan that are not vested on the date of voluntary termination are forfeited.  Under the 2005 Plan, all SARs immediately vest and are settled as of the date of voluntary termination

    Payments upon Termination Without Cause (without Change in Control).  New Mexico is an “at will” employment state, and does not require severance payments for termination without cause in the absence of an agreement to the contrary. Pursuant to their Employment Agreements, Mr. Enloe and Mr. Wells are entitled to payment of severance in the amount of 12 months’ base salary upon termination without cause during the term of their Employment Agreements. Mr. Bartholomew is not entitled to any severance payments following termination without cause. However, under the CPP rules, these severance payments are impermissible and the Omnibus Agreements executed by Mr. Enloe and Mr. Wells eliminated these payments during the Participation Period.

NQSOs granted under the 1998 Plan exercisable as of the date of termination without cause must be exercised by the earliest of the specified expiration date or two years following the date of termination. All non-vested NQSOs issued under the 1998 Plan are forfeited on the date of termination without cause.  Under the 2005 Plan, employees who are terminated without cause must exercise all vested NQSOs within 90 days following termination. NQSOs granted under the 2005 Plan that are not yet vested are forfeited. Under the 2005 Plan, all SARs immediately vest and are settled as of the date of termination without cause.  This acceleration of SAR vesting would not be permitted under the CPP rules with respect to a termination occurring during the Participation Period.

    Payments upon Termination for Cause (without Change in Control).  New Mexico is an “at will” employment state, and does not require severance payments upon termination for cause in the absence of an agreement to the contrary. None of Trinity’s NEOs are entitled to payment of severance upon termination for cause.  NQSOs granted under the 1998 Plan exercisable as of the date of termination for cause must be exercised by the earliest of the specified expiration date or two years following the date of termination. All non-vested NQSOs granted under the 1998 Plan are forfeited on the date of termination for cause.  Under the 2005 Plan, all NQSOs expire the day prior to termination when termination is for cause. SARs granted under the 2005 Plan are forfeited if termination is for cause.

    Payments upon Termination Following a Change in Control. In the event that Messrs. Enloe or Wells are terminated within 12 months of a change of control, either with or without cause, each shall be entitled to a lump sum payment of 12 months salary (based upon his then-current rate). Should Messrs. Enloe or Wells be terminated for non-renewal of his employment Agreement within 6 months of a change of control, each shall be entitled to the change of control payments specified above. Should Messrs. Enloe or Wells terminate his employment due to a detrimental change within 24 months of a change of control, each shall be entitled to the change of control payments specified above. All change of control payments are limited in amount in order to comply with the Internal Revenue Code section 280G. However, under the CPP rules, these severance payments are impermissible and the Omnibus Agreements executed by Mr. Enloe and Mr. Wells eliminated these payments during the Participation Period. Mr. Bartholomew is not entitled to any severance upon termination following a change in control.

Page 33.………………………………………….……………………………… Trinity Capital Corporation 2010 Proxy Statement

The 1998 Plan provides that upon a change in control, all existing NQSOs immediately vest and are exercisable. The 1998 Plan also provides that the grantee must exercise all vested NQSOs by the earlier of the specified expiration date or the second anniversary of termination due to change in control. NQSOs granted under the 2005 Plan immediately vest and are exercisable upon a change in control, unless vesting is conditioned upon performance in which case certain percentages of the awards are vested and exercisable in accordance with the percentages of performance attained as more specifically provided in the 2005 Plan. Under the 2005 Plan, all SARs immediately vest and are settled as of the date of termination due to a change in control.  The acceleration of equity award vesting would not be permitted under the CPP rules with respect to a termination occurring during the Participation Period.

    Payments upon Termination due to Disability or Death. New Mexico is an “at will” employment state, and does not require severance payments upon termination due to disability or death in the absence of an agreement to the contrary. None of Trinity’s NEOs are entitled to payment of severance upon termination due to disability or death.   NQSOs granted under the 1998 Plan exercisable as of the date of termination due to disability must be exercised by the earliest of the specified expiration date or two years following the date of termination. All non-vested options are forfeited on the date of termination due to disability. NQSOs issued under the 1998 Plan exercisable as of the date of death must be exercised by the earlier of the specified expiration date or the first anniversary of the date of death. All non-vested options are forfeited on the date of death. Under the 2005 Plan, all stock options exercisable as of the date of termination due to disability or the date of death must be exercised by the earlier of the specified expiration date or the first anniversary of the date of termination due to disability or the date of death. All non-vested options are forfeited. Under the 2005 Plan, all SARs immediately vest and are settled as of the date of termination due to disability or the date of death.

Compensation Committee Interlocks and Insider Participation

During 2009, no NEO of Trinity served as (1) a member of a compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on Trinity’s Compensation Committee, (2) a director of another entity, one of whose executive officers served on Trinity’s Compensation Committee or (3) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as director of Trinity.  In addition, none of the members of the Compensation Committee (a) was an officer or employee of Trinity or any of its subsidiaries in 2009, (b) was formerly an officer or employee of Trinity or any of its subsidiaries, or (c) had any relationship requiring disclosure under “Certain Relationships and Related Transactions” found on page 15 of this Proxy Statement, with the exception of Ms. Johnson who ceased being a member of the Compensation Committee in March 2009.

Page 34.………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

Director Compensation

In 2009, Trinity’s Board was composed of ten directors, eight of whom are non-employee directors. We also had one Director Emeritus. Trinity provides compensation to Trinity’s outside directors based on the service they provide to the Company. Trinity’s inside directors, William C. Enloe and Steve W. Wells, and Trinity’s Director Emeritus, George A. Cowan, are provided no compensation for their services as directors, but Trinity’s employed directors are compensated for their positions within Trinity as described above.

2009 Director Compensation
Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Jeffrey F. Howell	18,000	1,283	19,283
Deborah U. Johnson	18,000	1,283	19,283
Jerry Kindsfather	18,000	1,283	19,283
Arthur B. Montoya, Jr.	18,000	1,283	19,283
Lewis A. Muir	18,000	1,283	19,283
Stanley D. Primak	21,600	1,539	23,139
Charles A. Slocomb	18,000	1,283	19,283
Robert P. Worcester	24,000	1,710	25,710
George A. Cowan	-	-	-

(1)	All Other Compensation consists of tax gross-ups. Trinity does not provide for the payment of any tax gross-ups to its NEOs.

All of Trinity’s directors are paid a retainer on a monthly basis for their service to Trinity and LANB.  No compensation was paid to the directors of Title Guaranty. The monthly fee paid for service as a director of Trinity is $500 and the monthly fee paid for service as a director of LANB is $1,000.  Trinity’s Chair and Vice-Chair are paid an additional fee per month of service. The Chair receives an additional $500 per month and the Vice-Chair receives an additional $300 per month. Committee Chairs are not paid additional fees.  Beginning in March 2010, Trinity's three members of the Board Compliance Committee, Messrs. Kindsfather, Slocomb and Worcester, will be paid an additional $500 per month for service on this Committee.

Trinity does not have any stock ownership guidelines; however, each of its directors is required to comply with 12 U.S.C. Section 72 which requires its directors to own a minimum of $1,000 in Trinity’s stock. Each of Trinity’s directors owns in excess of $1,000 worth of Trinity’s stock. See “Security Ownership of Certain Beneficial Owners, Directors and Management” table on page 8 for further information.

Page 35.………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

Audit Committee Report

The report of the Audit Committee below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement  into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Trinity specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Committee obtained from Moss Adams a formal written statement describing all relationships between Moss Adams, LLP (“Moss Adams”) and Trinity that might bear on the independent registered public accounting firm’s independence consistent the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee discussed with the independent registered accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the firm’s independence.  The Committee also reviewed its composition and concluded that all directors serving on the Committee are independent pursuant to the standards promulgated by Nasdaq.

The Committee met and held discussions with management and Moss Adams regarding the fair and complete presentation of Trinity’s results and the assessment of the quality and adequacy of Trinity’s internal control over financial reporting.  The Committee reviewed and discussed Trinity’s policies with respect to risk assessment and risk management. The Committee discussed with Trinity’s internal auditor and Moss Adams the overall identification of audit risks, scope and plans for their respective audits. The Audit Committee has reviewed and discussed Trinity’s audited financial statements for the year ended December 31, 2009 with Trinity’s management, Trinity’s internal auditors and Moss Adams.

The Committee met with the internal auditor and Moss Adams, with and without management present, to discuss the results of their examinations, the evaluations of Trinity’s internal controls, and the overall quality of Trinity’s financial reporting. The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 114, “The Auditor’s Communication with those Charged with Governance,” as amended. Management has the responsibility for the preparation of Trinity’s financial statements and the independent registered public accounting firm has the responsibility for the audit of those statements in accordance with the standards of the Public Company Accounting Oversight Board.

Based on the review and discussions with management and Moss Adams, the Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in Trinity’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed the independent registered public accounting firm, Moss Adams, LLP, and the Board of Directors concurred in such reappointment.

The Audit Committee:
Jeffrey F. Howell, Chair
Lewis A. Muir
Arthur B. Montoya, Jr.
Charles A. Slocomb
Robert P. Worcester

Page 36.………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

Item I
Election of Directors

Trinity has a staggered Board of Directors, divided into three classes. One class is elected annually to serve for a three-year term or until his or her successor is elected. Mr. Muir is not eligible to stand for re-election under the provisions of Trinity’s Bylaws as he is over the age of 75 at the time of the 2010 Annual Meeting when his current term expires. The Board has determined to continue with a Board consisting of nine directors. Three Class I directors will be elected at the 2010 Annual Meeting to serve for a three-year term expiring in 2013. Each of the nominees for election as Class I directors are incumbent directors.

Director Nominations and Qualifications. The Nominating and Corporate Governance Committee follows the procedures contained in Trinity’s bylaws and the nominating policies and procedures to identify, evaluate and select nominees for the Board of Directors. The Nominating and Corporate Governance Committee considers candidates suggested by the Board, management and shareholders. Existing directors whose terms will expire at the next Annual Meeting will automatically be evaluated unless that director expresses his or her intent not to stand for re-election.

After a new candidate for director is identified by the Board or nominated by a Shareholder, the Committee will compile the information required in Trinity’s bylaws and will make an initial determination whether to entertain the candidate based on information provided to the Committee, the directors’ own knowledge and any other inquiries made by the Committee. This preliminary determination is also based on Trinity’s Director Criteria, the current composition of the Board, the balance of management and independent directors, and the need for Audit Committee members or other expertise and any other factor deemed relevant by the Committee. While we do not have a separate diversity policy, the Committee also considers diversity in reviewing its current directors and any potential nominees.  The Committee places value in a board composed of characteristics reflective of our communities in terms of gender and race, as well as differing perspectives in terms of professional fields, education, skills, and community service.  The Committee has broad discretion to consider any additional factors it deems relevant to an assessment of a proposed nominee’s suitability for the Board. If a candidate satisfies the initial review, the Committee will conduct an interview of the candidate. The Committee will also conduct interviews with all incumbent directors standing for re-election and review their independence, qualifications, conduct, background and areas of expertise. After conducting all interviews and evaluations, the Committee meets in closed-sessions to discuss each nominee and makes its recommendations to the Board. The Board will review the recommendations and make the final determination of which nominees will be presented for election.

In considering potential nominees to the Board, and when evaluating incumbent directors, the Nominating and Corporate Governance Committee shall seek to, among other things, promote collegiality among members of the Board, encourage directors to be active participants in the communities served by the Company and contribute to organizations located in such communities.  The Board has adopted the following criteria for nominees to serve on Trinity’s Board:

i.	Each nominee should meet the minimum requirements for service on the Board contained in Trinity’s bylaws.

Page 37.………………………………………….……………………………… Trinity Capital Corporation 2010 Proxy Statement

ii.
No nominee can be eligible for election or re-election as a director if at the time of election such person is 75 or more years of age, unless the nominee was over the age of 75 when the bylaws were amended on February 18, 2003.

iii.	Each nominee should possess the highest personal and professional ethics, integrity and values.
iv.
Each nominee should have, in the Nominating and Corporate Governance Committee’s opinion, a sufficient educational and professional background and have relevant past and current employment affiliations, board affiliations and experience for service on the Board.

v.	Each nominee should have demonstrated effective leadership and sound judgment in his or her professional life.
vi.	Each nominee should have a strong sense of service to the communities which Trinity and its subsidiaries serve.
vii.	Each nominee should have exemplary management and communication skills.
viii.
Each nominee should be free of conflicts of interest that would prevent him or her from serving on the Board. For the purposes of this item, individuals who (a) have a borrowing relationship or (b) conduct business in the ordinary course with Trinity or any of its subsidiaries should not, solely because of such relationships, be deemed to have a “conflict of interest.”

ix.	Each nominee should be expected to ensure that other existing and future commitments do not materially interfere with his or her service as a director of Trinity.
x.	Each nominee should review and agree to meet the standards and duties set forth in Trinity’s Code of Business Conduct and Business Ethics.
xi.	Each nominee should be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.

The “independence” of non-management nominees will also be taken into account so that at least a majority of the Board will be made up of directors who satisfy the independence standards set forth by Nasdaq and the rules and regulations of the SEC.  Information regarding the nominating policies and procedures, the director criteria and Trinity’s bylaws can be found on Trinity’s website at http://www.lanb.com/TCC-Corporate-Governance.aspx.

There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of Trinity’s nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the Board or executive officer is related to any other nominee, member of the Board or executive officer. No nominee or director is a director of another “public corporation” (i.e. subject to the reporting requirements of the Exchange Act) or of any investment company. We have no knowledge that any nominee will refuse or be unable to serve, but if any of the nominees are unavailable for election the holders of the proxies reserve the right to vote for substitute nominees proposed by the Board.

Page 38.………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

Shareholder Nomination Procedure. Shareholders may nominate candidates for the Board by following the procedure detailed in Trinity’s bylaws. The following is a summary of the process for shareholder nominations:

•	The shareholder must provide a written statement suggesting an individual as a candidate that includes the information required by Trinity’s bylaws.

•
The statement must be received by the Corporate Secretary, in the case of an annual meeting, not less than 60 days and not more than 90 days prior to the first anniversary (day and month) of the previous year’s annual meeting and, in the case of a special meeting, not less than 60 days and not more than 90 days prior to the special meeting.

Nominations that are not received at least 120 days prior to the anniversary of the previous year’s annual meeting will not be included in Trinity’s proxy statement but will be presented for a vote at the Annual Meeting.

Shareholder nominations for the 2011 Annual Meeting must be received by Trinity’s Secretary not later than January 27, 2011 for inclusion in the Proxy Statement and no earlier than February 28, 2011 and no later than March 28, 2011 to be voted upon at the 2011 Annual Meeting.

Each shareholder written statement must set forth: (a) as to each person whom the shareholder proposes to nominate for election as director: (i) the name, age, business address and residential address of such person; (ii) the principal occupation or employment and business experience for the previous five years of such person; (iii) The class and number of shares of Trinity’s stock which are beneficially owned by such person on the date of the written statement; and (iv) any other information relating to such person that would be required to be disclosed pursuant to rules and regulations promulgated under the Securities Exchange Act; and (b) as to the nominating shareholder giving the written statement: (i) the name and address, as they appear on Trinity’s books, of the nominating shareholder and the name and principal business address of any other beneficial shareholder known by the nominating shareholder to support such nominee; and (ii) the class and number of shares of stock which are beneficially owned by the nominating shareholder on the date of such written statement and the number of shares owned beneficially by any other record or beneficial shareholders known by the nominating shareholder to be supporting such nominee on the date of such written statement. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating and Corporate Governance Committee may request additional information in order to make a determination as to whether to nominate the person for director.

Any deficiencies in a notice of shareholder nomination will be noted by the Corporate Secretary and the nominating shareholder will be informed and provided an opportunity to cure the defect, if possible. The presiding officer will determine whether a nomination was timely made and will make that determination at the shareholders meeting.

No shareholder nominations were received by the Corporate Secretary by March 23, 2010. The Nominating and Corporate Governance Committee has not retained or paid any third parties to assist in the identification of nominees. All of the nominees approved by the Nominating and Corporate Governance Committee for inclusion in this Proxy Statement and listed on the Proxy Card are incumbent directors standing for re-election.

Page 39.………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

2010 DIRECTOR NOMINEES

The following descriptions provide the background and qualifications for each person who has been nominated for election as a director, including the year each became a director of Trinity and his or her positions with us.

Nominee	Principal Occupation, Directorships, Qualifications, Attributes and Skills
WILLIAM C. ENLOE Age 61 Director Since 1979 Term will expire 2013
Mr. Enloe has served as President and Chief Executive Officer of Trinity since 1979. He is a member of the Board’s Loan, Funds Management, Technology, Trust and Strategic Planning Committees. Mr. Enloe has also served as the Chairman and Chief Executive Officer of Los Alamos National Bank since 1994. Mr. Enloe has been employed by Los Alamos National Bank since 1971 and served as the President and Chief Executive Officer from 1978-1994; Vice President from 1975-1978; Cashier from 1973-1975; and as a Loan Officer from 1971-1973. Additionally, he has served as Chief Executive Officer and Chairman of the Board of Title Guaranty since May 2000 and TCC Advisors since its creation in February 2006. In addition to his service to Trinity, Mr. Enloe is committed to New Mexico charities and economic development efforts. Mr. Enloe is the Chair of the Los Alamos Economic Development Land Use Committee, and serves as a member on the Board of the LANS Venture Acceleration Fund Review Panel (RAB), and the Los Alamos Economic Development Corporation. Additionally, he serves as a member of the Boards of Directors of the Santa Fe Institute, the Delle Foundation, Los Alamos Technical Associates, Inc. and is also a managing member of KKSE, LLC. Mr. Enloe served as a director for the Federal Reserve Board in Denver from 2008 to 2009.

Mr. Enloe’s qualifications include extensive banking career beginning in 1971.  Mr. Enloe also has executive experience in all areas of banking.  Mr. Enloe has extensive knowledge of the local, state and national economy, has served on countless boards and organizations serving the communities in which Trinity operates.

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DEBORAH U. JOHNSON Age 58 Director Since 2001 Term will expire 2013
Ms. Johnson has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 2001. She has also served as Strategic Planning Committee Chair since 2002 and is a member of the Nominating and Corporate Governance, Compensation and Trust Committees. Ms. Johnson is the Chairman and Director of Rick Johnson & Company, Inc., an advertising and marketing firm headquartered in Albuquerque, New Mexico. Ms. Johnson is the New Mexico member on the Federal Reserve Bank of Kansas City’s Tenth District Economic Advisory Council. Very active in the business community in Albuquerque, Ms. Johnson serves as Director for the Albuquerque Economic Development Committee (Chairman 2002 and 2003), and has served on the University of New Mexico Anderson Schools of Management (Chairman 1999), the New Mexico Better Business Bureau (Chairman 1999), and the Central New Mexico Susan G. Komen Foundation (Chairman 2001), and the United Way Women’s Leadership Council. Ms. Johnson has a long history of commitment to the business community as well as charitable organizations in New Mexico and has served as, among other positions, a Director of the New Mexico Association of Commerce and Industry, Quality New Mexico and the Governor’s Business Executives for Education. Ms. Johnson is past chairman of Affiliated Advertising Agencies International, and has received numerous professional awards including “Female Executive of the Year” by the New Mexico Chapter, National Association of Female Executives; “Top 100 Power Broker” by New Mexico Business Weekly; “Woman on the Move,” 1996 and “New Mexico of Vision,” 2004, by the YWCA; “Top 25 Women Business Owners” by New Mexico Woman Magazine; “Maxie Anderson Small Business Award” by the Greater Albuquerque Chamber of Commerce, 1999; and The “ZIA” Achievement Award from the University of New Mexico. The New Mexico Business Weekly named her one of the state’s ten “Most Influential Women.”

Ms. Johnson’s qualifications include extensive executive, public relations and strategic planning experience.  Ms. Johnson’s skills and experience as an advertising executive aid in communications to shareholders and customers.  Ms. Johnson’s clear commitment to the business and economic development in New Mexico make her knowledgeable about the Albuquerque market and the state as a whole.

CHARLES A. SLOCOMB Age 63 Director Since 1999 Term will expire 2013
Mr. Slocomb has been a member of the Boards of Directors of Trinity and Los Alamos National Bank since 1999. Mr. Slocomb is a member of the Board’s Technology, Trust and Audit Committees. He retired from the Los Alamos National Laboratory in August of 2004 and accepted a job with SAIC as a consulting employee in November 2004. He held various management positions at the Laboratory, including Project Director, Division Director and Group Leader. He also serves as a member of the Board of Directors of Laguna Vista Land Owners Association and as a volunteer firefighter for the Laguna Vista Volunteer Fire Department. He and his wife, Connie, live in Santa Fe, New Mexico.

Mr. Slocomb’s qualifications include his expertise in technology and computing, including data security.  Mr. Slocomb has been a long-time resident of Los Alamos and has knowledge about our communities and the Laboratory which constitutes a major employer and business in our markets.

The Board of Directors unanimously recommends that you vote “FOR” all nominees.

Page 41.………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

CONTINUING DIRECTORS

Set forth below is information concerning the business experience and qualifications for each of the continuing directors.

Director	Principal Occupation, Directorships, Qualifications, Attributes and Skills
JEFFREY F. HOWELL Age 56 Director Since 2002 Current Term expires 2012
Ms. Howell has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 2002 and was Chairman of the Board of Trinity from 2004 to 2008. She is the Chair of the Audit Committee and serves as the audit committee financial expert. Ms. Howell is also a member of the Board’s Loan and Funds Management Committees. She is President and Chief Executive Officer of Howell Fuel and Lumber Company, Inc., headquartered in Wallkill, New York. She was the founder and managing Director of Howell Meyers Associates from 1997 to 2001, was employed in various capacities at Harvard University from 1985 to 1991, including as Associate Director for Administration at Harvard College Observatory and Assistant Dean for Financial Operations in the Faculty of Arts and Sciences. She was an accountant in the Emerging Business Systems Group at Coopers & Lybrand from 1982 to1984 after having received her Masters of Business Administration from Yale University. She is also a member of the Board of Directors of The Delle Foundation, and the J. R. Oppenheimer Memorial Committee. Ms. Howell was elected to the Lady Bird Johnson Wildflower Center Advisory Council in 2009.  Ms. Howell is a former member of the Board of Directors and President of the Los Alamos National Laboratory Foundation, membership chair of the League of Women Voters of Los Alamos, a member of Rotary International and a past Dog Handler and Search and Rescue volunteer for the K-9 Unit of the Pajarito Ski Patrol.

Ms. Howell’s qualifications include her business experience and financial expertise.  Ms. Howell has extensive experience in business operations and has served as the Chair of Trinity's Audit Committee since 2003.

JERRY KINDSFATHER Age 60 Director Since 1984 Current Term expires 2011
Mr. Kindsfather served as the Chairman of the Board of Directors of Trinity from 2000 to 2004. Mr. Kindsfather has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 1984 and as a member of the Board of Directors of Title Guaranty & Insurance Company since May 2000. He is also a member of the Audit, Compensation, Trust, Strategic Planning, Loan and Funds Management Committees. Mr. Kindsfather retired in November 2003 after serving as the President of AKC, Inc. since 1970 and as co-owner of Ed’s Foods, a retail grocery store located in Los Alamos, New Mexico, since 1970. Mr. Kindsfather is a partner in J&G Investments and is a managing member of KKSE, LLC.

Mr. Kindsfather has business management experience and experience as a small business owner.  Mr. Kindsfather has extensive accounting and financial expertise.  Mr. Kindsfather has significant experience serving as a director for Trinity for over 25 years.

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ARTHUR B. MONTOYA, JR. Age 45 Director Since 2001 Current Term expires 2012
Dr. Montoya has served as a member of the Board of Directors of Trinity and Los Alamos National Bank since 2001. He is Chair of the Board’s Nominating and Corporate Governance Committee and is a member of the Board’s Audit and Loan Committees. Dr. Montoya runs a successful dental practice in Los Alamos, New Mexico. He also serves as a member of the Board of Directors of the Los Alamos Girls Basketball League, and is a director and Secretary for the Los Alamos Historical Society.  Dr. Montoya  has been on the Pajarito Home Owners Association Board of Directors and is a past Chairman, taught religious education at Immaculate Heart of Mary Catholic Church, is a past Chairman and member of the Board of Directors of the Los Alamos Chamber of Commerce, a past Chairman and member of the Board of Directors for the Los Alamos Medical Center, is active in the Northern New Mexico Interdisciplinary Study Club, is a girls basketball coach at Los Alamos Middle School, is a volunteer for the Los Alamos Fusion Volleyball Club and is involved in the Special Olympics of New Mexico.

Dr. Montoya provides insight from his experience as a small business owner as well as from the dental and general medical community.  Dr. Montoya has served the community through his participation in various boards and organizations.

STANLEY D. PRIMAK Age 58 Director Since 2001 Current Term expires 2012
Mr. Primak has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 2001 and Vice Chairman of the Board of Directors since 2008. He is also a member of the Board’s Loan, Compensation and Nominating and Corporate Governance Committees. Mr. Primak is Vice President of Primak Builders, Inc., a residential construction company in Los Alamos, New Mexico, a position he has held since 1996, and is Vice-President of Tranquillo Partners, a residential construction and real estate management company. He is also a member of the Board of Directors and Chairman for of the Los Alamos Commerce and Development Corporation, a member of the Los Alamos County Personnel Board, a member of the League of Women Voters and is President of the Los Alamos Chamber of Commerce. Mr. Primak is also a member of the Green Builders Association, the Santa Fe Area Homebuilders Association and the New Mexico Homebuilders Association.  Mr. Primak  also serves on the Design and Build Committee for the Habitat for Humanity for Los Alamos and Rio Arriba Counties. Mr. Primak took the lead and served as the Project Manager for LANB’s Habitat for Humanity House in Espanola, New Mexico in 2008.

Mr. Primak's professional knowledge of the construction and building industry in our markets makes him a valuable resource for the Company's credit activities.  As a small business owner, Mr. Primak also provides insight into the challenges and needs of this significant customer segment.

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STEVE W. WELLS Age 54 Director Since 1985 Current Term expires 2011
Mr. Wells has served as President and Chief Administrative Officer of Los Alamos National Bank since 1994. He has served on the Boards of Directors of Los Alamos National Bank and Trinity since 1986, as Trinity’s Secretary since 1986 and as a member of the Board of Directors of Title Guaranty since May 2000.  He is also a member of the Board’s Loan, Funds Management, Technology, Trust and Strategic Planning Committees. Mr. Wells has been employed by Los Alamos National Bank since 1985 and previously held the position of Executive Vice President from 1985 to 1994. He is currently a member of the Boards of Directors and President of Los Alamos Public Schools Foundation, and a member of the Boards of Directors of Los Alamos Family YMCA, and the Los Alamos Medical Center for which he is also Chair of the Board of Trustees.

Mr. Wells’ qualifications include extensive banking career beginning in 1978, including executive experience as Executive Vice President.  Mr. Wells has served on countless boards and organizations serving the communities in which Trinity operates.

ROBERT P. WORCESTER Age 63 Director Since 1995 Current Term expires 2011
Mr. Worcester has been a member of the Boards of Directors of Trinity and Los Alamos National Bank since 1995 and has served as the Chairman of the Board of Directors since 2008. Mr. Worcester served as the Vice Chairman of the Board from 2004 to 2008.  Mr. Worcester is also the Chair of the Compensation Committee. He is a member of the Audit, Trust and Strategic Planning Committees. He has been the President and a 50% shareholder of Worcester & McKay, P.C. since 1993, where he is a practicing attorney, and is a member of Worcester & McKay, LLC. Mr. Worcester has been recognized by “The Best Lawyers in America” for the last 16 years and has been recently recognized by “Outstanding Lawyers in America” and in “Super Lawyers of the Southwest.”  He is also a Fellow of the American College of Trust and Estate Counsel. He serves as the President of the Georgia O’Keefe Foundation. In addition, Mr. Worcester serves as a member of the Board of Directors and President of the Santa Fe Art Foundation, as a member of the Board of Directors and as President of the John Bourne Foundation, as a member of the Board of Directors and Secretary of the Allan Houser Foundation, as a member of the Board of Directors and Secretary of the Veritas Foundation and as a member of the Council of Benefactors of the Santa Fe Community Foundation, as a member of the Endowment Committee of St. Michael’s High School, Director and President of the First Tee of Santa Fe and as a member of the Council on International Relations.

Mr. Worcester’s qualifications include his knowledge and expertise as a trust and estate attorney.  Mr. Worcester has knowledge of a broad range legal and business issues.  Mr. Worcester has also served the communities through professional, educational and community service organizations.

Page 44.………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

DIRECTOR WHOSE TERM EXPIRES AT 2010 MEETING

Lewis A. Muir, who has been a Director of Trinity and Los Alamos National Bank since 1990 and currently serves as Secretary of the Bank is not eligible for reelection at the conclusion of his current term, which expires at the 2010 Annual Meeting.  Trinity’s Bylaws provide that any director who has attained the age of 75 prior to the Annual Meeting at which he or she would stand for election or reelection is not eligible to serve.  Mr. Muir is currently 77 years of age and as such is not eligible to stand for reelection under Trinity’s bylaws.

LEWIS A. MUIR Age 77 Director Since 1990 Current Term expires 2010
Mr. Muir has been a member of the Boards of Directors of Trinity and Los Alamos National Bank since 1990 and was the Audit Committee Chair from 1999 to 2003. He is a member of the Board’s Loan, Funds Management, Compensation, Audit, and Strategic Planning Committees. Mr. Muir also serves as President and a member of the Board of Directors of Universal Properties, and is a member of the Los Alamos Chamber of Commerce where he was a past ex officio member of the Board of Directors. He was also a member of the Board of Directors of the Maternal Child Health Council. Mr. Muir has been extensively involved in Los Alamos County government for many years, serving as a member of the Council of the Incorporated County of Los Alamos from 1993 to 2003, as a member of the Board of Directors and as Treasurer of the New Mexico Association of Counties from 1993 to 2003. Mr. Muir is a current member and past President of the Los Alamos Rotary Club. He is a former member of the Board of Directors and past President of the Los Alamos Retirement Center. Mr. Muir serves as a Consultant Pharmacist for the Los Alamos County Detention Center, the Los Alamos Endoscopy Center and works part-time at the Los Alamos Medical Center Pharmacy.

Mr. Muir provides insight from his experience as a small business owner as well as a member of the medical community.  Mr. Muir has served the community through his participation in various boards and organizations, most notably his long service to the County of Los Alamos.

Page 45.………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

DIRECTOR EMERITUS

GEORGE A. COWAN Age 90 Director Emeritus Since 2006
Dr. Cowan served as a member of the Board of Directors of Trinity since its formation in 1975 to 2006 and was been a director of Los Alamos National Bank from 1963 to 2006. Dr. Cowan resigned at the end of his term in May 2006. Dr. Cowan was Chairman of the Board of Trinity from 1977 to 1995 and of Los Alamos National Bank from 1965 to 1994. In 1988, he retired from Los Alamos National Laboratory after 40 years of service, over which period he was employed as a staff member, Associate Director for Research and Senior Fellow. Dr. Cowan continues to serve as a Senior Fellow Emeritus to the Laboratory and was awarded the Los Alamos National Laboratory Medal in 2002. He served as a member of the White House Science Council under President Reagan from 1982 to 1985. Dr. Cowan is the founding member of the Santa Fe Institute, serving as its President from 1984 to 1991. He continues to serve on the Board of Directors as a Lifetime Director Emeritus and is a Distinguished Fellow of the Institute. He also served as a member of the Board of Directors of Los Alamos National Laboratory Foundation and serves as a member of the Advisory Board for the Center for Neural Basis of Cognition. Dr. Cowan was awarded a Presidential Citation from the Department of Energy in 1990, the New Mexico Academy of Science Distinguished Scientist Award in 1975, the Robert H. Goddard Award in 1984, the E.O. Lawrence Award in 1965 and the Enrico Fermi Prize in 1991 for contributions during his career as a nuclear scientist. He was awarded the Los Alamos Living Treasures Award in 2003. He is a fellow and/or member of several societies, including the American Academy of Arts and Sciences, the American Chemical Society, the American Physical Society and Sigma Xi and has received honorary degrees from several universities.

Dr. Cowan's long knowledge of the community, his connections within the scientific community and institutional knowledge from Trinity's inception make him a valuable resource.

In addition, the following individual serves as an executive officer of Trinity and Los Alamos National Bank:

Daniel Bartholomew.  Mr. Bartholomew, age 44, has served as Chief Financial Officer of Trinity and Vice President and Chief Financial Officer of Los Alamos National Bank since February 2003. Mr. Bartholomew has been with Los Alamos National Bank since 1987, serving in a variety of positions, including Teller Supervisor, Assistant Cashier, Cashier and Vice President/Cashier. He is also the Chairman of the Board’s Asset/Liability Management Committee and a member of the ESOP Advisory Board of Trinity Capital Corporation.  Mr. Bartholomew serves as Chairman of the Board of Directors for Casa Mesita, Inc. d/b/a Casa Mesita Group Home.

Page 46.………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

Item II
Approval of Independent Registered Public Accountant

Shareholders will be asked to ratify the appointment of Moss Adams, LLP as Trinity’s independent registered public accounting firm for the year ending December 31, 2010. If the appointment of Moss Adams is not ratified, the matter of the appointment of independent registered public accounting firm will be considered by the Audit Committee and Board. A representative of Moss Adams is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

Accountant Fees.  The following are the audit fees, audit related fees, tax fees and other fees billed by Moss Adams for the 2009 and 2008 audits of Trinity’s financial statements.

Services Provided	2009	2008
Audit Fees	$ 213,600	$169,391
Audit Related Fees	$ 45,000	$ 22,500
Tax Fees	$ 19,800	$ 16,500
All Other Fees	$ -	$ -
TOTAL	$ 278,400	$ 208,391

Audit Fees. The audit services included the review of the consolidated financial statements and internal control over financial reporting, and other services normally performed by independent auditors in connection with statutory and regulatory filings.

Audit Related Fees. The majority of these services related to the audit of Trinity’s ESOP and 401(K) plan and evaluation of compliance with the Sarbanes-Oxley Act of 2002.

Tax Fees. The tax fees billed were for the preparation of Trinity’s federal and state tax returns.

All Other Fees. Moss Adams did not bill for any other services in 2009 or 2008.

Pre-Approval. All audit services, audit related services, tax services and other services performed in 2008 and 2009 were pre-approved by the Audit Committee. The Committee concluded that the provision of such services by Moss Adams was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee will, going forward, consider annually and, if appropriate, approve the provision of audit and non-audit services by Moss Adams. The Audit Committee will, as necessary, consider and, if appropriate, approve the provision of audit and non-audit services which are not encompassed by the Audit Committee’s annual pre-approval and are not prohibited by law.

The Audit Committee discussed with Moss Adams the firm’s independence from Trinity and its management, including the matters in the written disclosures required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee. The Committee concluded that Moss Adams is independent from Trinity and its management.

The Board unanimously, and with the recommendation of the Audit Committee, recommends a vote “for” the approval of Moss Adams, LLP as Trinity’s independent registered public accounting firm for the year ending 2010.

Page 47.………………………………………….……………………………… Trinity Capital Corporation 2010 Proxy Statement

Item III
Approval of an Advisory Resolution
Approving the Compensation of
Trinity’s Named Executive Officers

During the Participation Period in which Trinity participates in the CPP, Trinity is required to provide shareholders with the right to cast an advisory vote on Trinity’s compensation program for its Named Executive Officers (a so-called “Say-on-Pay”) at each annual meeting of shareholders. As a result, Trinity is presenting this proposal, which gives the shareholders, the opportunity to endorse or not endorse Trinity’s executive pay program by voting for or against the following resolution:

“RESOLVED, that the shareholders approve the compensation of Trinity’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures contained in this proxy statement.”

The Board of Directors urges shareholders to endorse the compensation program for Trinity’s Named Executive Officers by voting “FOR” the above resolution. As discussed in the Compensation Discussion and Analysis contained in this Proxy Statement, the Compensation Committee believes that the executive compensation for 2009 is reasonable and appropriate, is justified by the performance of Trinity in an extremely difficult environment and is consistent with Trinity’s compensation philosophy.

This vote is advisory meaning that it will not be binding upon the Board of Directors and will not overrule any decision by the Board or Compensation Committee or imply any additional fiduciary duty owed by the Directors. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board unanimously, and with the recommendation of the Compensation Committee, recommends a vote “for” the approval the advisory Resolution on the compensation of Trinity’s Named Executive Officers for 2009.

Page 48.………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement

Proxy for Common Shares Solicited on Behalf of the Board
of Directors for the Annual Meeting of Shareholders of
Trinity Capital Corporation to be held on May 27, 2010

The undersigned hereby appoints Jill Cook and Tim Doyle, or either one of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of common shares that the undersigned would be entitled to vote if then personally present at the Annual Meeting of shareholders, to be held at the Hilltop House Hotel located at 400 Trinity Drive, Los Alamos, New Mexico, on the 27th day of May 2010 at 6:00 p.m., or any adjournments or postponements of the meeting, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as follows:

ITEM I.                 Election of Directors:

FOR all nominees ☐	FOR only nominees as marked below ☐ William C. Enloe ☐ Deborah U. Johnson ☐ Charles A. Slocomb	WITHHOLD AUTHORITY to vote for all nominees ☐

ITEM II.	Ratification of the Appointment of Moss Adams, LLP as Trinity's independent public accountants for the year ending December 31, 2010:

FOR ☐	AGAINST ☐	ABSTAIN ☐

ITEM III.	To Approve the Advisory Resolution on the compensation of Trinity’s Named Executive Officers:

FOR ☐	AGAINST ☐	ABSTAIN ☐

Other Items: In accordance with their discretion, upon all other matters that may properly come before said meeting and any adjournments or postponements of the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this Proxy will be voted “FOR” all Nominees listed under Item I, “FOR” Item II and “FOR” Item III.

Dated:____________________________, 2010

Signature(s) ____________________________________________________________________

Note:  Please date Proxy and sign it exactly as name or names appear on the label above.  All joint owners of shares must sign.  State full title when signing as executor, Administrator, Trustee, Guardian, Etc.  Please return signed Proxy Card

Page 49.………………………………………….………………………………  Trinity Capital Corporation 2010 Proxy Statement